UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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MASCO CORPORATION

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MASCO

# 2017 Annual Meeting of Stockholders
# Notice and Proxy Statement

Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180
March 31, 2017	313-274-7400 www.masco.com

Dear Stockholder:

You are cordially invited to attend Masco Corporation’s Annual Meeting of Stockholders at 9:30 a.m. on Friday, May 12, 2017 at our corporate office in Taylor, Michigan. The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our operations and respond to your questions.

Our Annual Meeting agenda again includes an advisory “say-on-pay” vote to approve the compensation paid to our named executive officers. We believe that our continued efforts to enhance our pay-for-performance practices resulted in 98% of the votes cast last year in favor of the compensation paid to our named executive officers. In 2016, we also continued our robust stockholder engagement program by reaching out to our largest stockholders in both the spring and in the fall to discuss a broad range of executive compensation and governance topics.

We urge you to carefully consider the information in the proxy statement regarding the proposals to be presented at our Annual Meeting. Your vote on these proposals is important, regardless of whether or not you are able to attend the Annual Meeting. Voting instructions can be found on the enclosed proxy card. Please submit your vote today by internet, telephone or mail.

On behalf of our entire Board of Directors, we thank you for your continued support of Masco Corporation, and we look forward to seeing you on May 12.

Sincerely, J. Michael Losh Chairman of the Board	Keith J. Allman President and Chief Executive Officer

THIS PROXY STATEMENT AND THE ENCLOSED PROXY CARD ARE BEING MAILED OR

OTHERWISE MADE AVAILABLE TO STOCKHOLDERS ON OR ABOUT MARCH 31, 2017.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	MASCO 2017

MASCO CORPORATION

Notice of Annual Meeting of Stockholders

DATE:	May 12, 2017
PLACE:	Masco Corporation HQ, 21001 Van Born Road, Taylor, MI 48180
TIME:	9:30 a.m.–10:00 a.m.
WEBSITE:	www.masco.com

The purposes of the Annual Meeting are:	The Company recommends that you vote as follows:
1. To elect three Class II directors;	FOR each Class II director nominee;
2. To consider and act upon a proposal to approve the compensation paid to our named executive officers;	FOR the approval of the compensation paid to our named executive officers;
3. To consider and act upon a proposal to select the frequency with which stockholders will vote on executive compensation;	The selection of “1 YEAR” as the frequency with which stockholders will vote on executive compensation; and
4. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2017; and	FOR the selection of PriceWaterhouseCoopers LLP as our independent auditors for 2017.
5. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 17, 2017 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the proxy card. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote in person at the meeting.

By Order of the Board of Directors,

Kenneth G. Cole

Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2017: THIS PROXY STATEMENT AND THE MASCO CORPORATION 2016 ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES THE COMPANY’S ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT:
http://www.ezodproxy.com/masco/2017
THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, WITHOUT CHARGE, UPON A STOCKHOLDER’S WRITTEN REQUEST TO: INVESTOR RELATIONS, MASCO CORPORATION, 21001 VAN BORN ROAD, TAYLOR, MI 48180. FOR REQUESTS AFTER JULY 1, 2017 TO: INVESTOR RELATIONS, MASCO CORPORATION, P.O. BOX 510987, LIVONIA, MI 48151.

PROXY STATEMENT SUMMARY	MASCO 2017

2017 Proxy Statement Summary

This summary highlights information to assist you in reviewing the proposals you will be voting on at our 2017 Annual Meeting. This summary does not contain all of the information you should consider; you should read the entire proxy statement carefully before voting. The proposals for our Annual Meeting are the election of our Class II Directors, the approval of the compensation paid to our named executive officers (who we generally refer to as our “executive officers” in this Proxy Statement), the frequency with which stockholders will vote on executive compensation, and the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2017.

CORPORATE GOVERNANCE AND OUR BOARD OF DIRECTORS

Our Board of Directors is committed to maintaining our high standards of ethical business conduct and corporate governance principles and practices. Our corporate governance practices include:

✓	Robust Stockholder Engagement - We reach out to our largest stockholders each spring and fall to discuss a broad range of executive compensation and governance topics.

✓	Political Contribution Oversight - In 2016, our Board adopted a Political Contributions Policy, which requires oversight by our Corporate Governance and Nominating Committee of our political contributions.

✓	Board Refreshment - Five new independent directors have joined our Board since 2012, and in 2015 our Board appointed a new Chairman of the Board and new Chairs of our Board Committees.

✓	Separation of our CEO and Chairman of the Board - The positions of our CEO and Chairman of the Board are currently separated; our Chairman of the Board is an independent director.

✓	Board Self-Evaluation - Annually, our directors review the effectiveness of our Board through a self-evaluation process.

✓	Majority Voting for our Directors - In uncontested elections, our director nominees must receive more than 50% of the votes cast to be elected to our Board.

✓	Director Independence - Eight of our ten directors are independent, and all of the members of our Audit, Organization and Compensation, and Corporate Governance and Nominating Committees are independent.

MASCO 2017	PROXY STATEMENT SUMMARY

  2017 Proxy Statement Summary

DIRECTOR NOMINEES

The Class II Director Nominees for our Board of Directors are:

Keith J. Allman	J. Michael Losh	Christopher A. O’Herlihy
DIRECTOR SINCE: 2014	DIRECTOR SINCE: 2003	DIRECTOR SINCE: 2013
POSITION: Our President and Chief Executive Officer	POSITION: Retired Chief Financial Officer and Executive Vice President of General Motors Corporation	POSITION: Vice Chairman of Illinois Tool Works
INDEPENDENT: No	INDEPENDENT: Yes	INDEPENDENT: Yes
COMMITTEES: None	COMMITTEES: Corporate Governance and Nominating (Chair); Organization and Compensation	COMMITTEES: Audit; Organization and Compensation

If elected, each would serve for a three-year term concluding at our 2020 Annual Meeting.

BOARD REFRESHMENT

We have had significant Board refreshment over the past five years. Five new independent directors have joined our Board since December 2012, bringing fresh and diverse perspectives, which, combined with our directors who have experience with us, provides a desirable balance of deep, historical understanding of our Company and new perspectives.

2016 FINANCIAL PERFORMANCE

We delivered strong financial results again in 2016. Our reported sales for the full year increased 3% to $7.4 billion, and we increased our operating profit margin to 14.3%. We have maintained our positive momentum in 2016 across most of our business segments, and as a global leader in the design, manufacture and distribution of branded home improvement and building products, our longstanding commitment to innovation continues to be a key factor in our success.

In addition to delivering sales and profit growth, in 2016 we returned capital to our stockholders by repurchasing nearly 15 million shares of stock and increasing our annual dividend by approximately 5%. Finally, we continued the execution of our strategy to position us for future growth by focusing on leveraging opportunities across our businesses, driving the full potential of our core businesses and actively managing our portfolio.

PROXY STATEMENT SUMMARY	MASCO 2017

  2017 Proxy Statement Summary

2016 EXECUTIVE COMPENSATION

Based on our strong financial performance in 2016, we exceeded the target goals for our annual and long-term performance-based compensation programs.

2016 Annual Performance Program

Under our annual performance program, we grant restricted stock and pay cash bonuses to our executive officers if we meet our performance goals for operating profit and working capital as a percent of sales. The following tables reflect our 2016 target goals, our performance relative to our target goals and the compensation we paid to our executive officers under our 2016 annual performance program:

Performance Metric	Target	Performance (as adjusted)	Weighted Performance Percentage
Operating Profit (in millions)	$1,010	$1,069	141%
Working Capital as a Percent of Sales	12.7%	12.6%

•	See “Our 2016 Annual Performance Program” in our Compensation Discussion and Analysis for a description of our calculation of operating profit and working capital as a percent of sales performance.

Executive Officer	Cash Bonus ($)	Restricted Stock Award ($)	Total 2016 Annual Performance Compensation ($)
Keith J. Allman	2,442,800	2,442,825	4,885,625
John G. Sznewajs	701,400	701,325	1,402,725
Richard A. O’Reagan	528,700	528,863	1,057,563
Kenneth G. Cole	391,800	391,838	783,638
Christopher K. Kastner	298,600	298,688	597,288

2014-2016 Long Term Performance Program

Under our Long Term Cash Incentive Program (“LTCIP”), our executive officers earn a cash award if we meet a return on invested capital performance goal for a three-year period. The following tables reflect our target goal for the 2014-2016 LTCIP performance period, our performance relative to our target goal and the compensation we paid to our executive officers who participated in the 2014-2016 LTCIP:

Performance Metric	Target	Performance (as adjusted)	Performance Percentage
Return on Invested Capital	10.50%	12.1%	132%

•	See “Our Long Term Cash Incentive Program” in our Compensation Discussion and Analysis for a description of our calculation of ROIC performance.

Executive Officer	Cash Award ($)
Keith J. Allman	1,782,000
John G. Sznewajs	618,800
Richard A. O’Reagan	—
Kenneth G. Cole	274,600
Christopher K. Kastner	—

•	Messrs. O’Reagan and Kastner did not participate in our 2014-2016 LTCIP because they were not executive officers when it was established.

MASCO 2017	PROXY STATEMENT SUMMARY

  2017 Proxy Statement Summary

STOCKHOLDER OUTREACH

In determining our executive compensation and corporate governance practices, our Board believes it is important to consider feedback from our stockholders. In 2016, we continued our robust stockholder engagement program through which we encourage certain of our stockholders to engage in dialogue with us twice per year. During the year, we reached out to stockholders holding over 40% of our outstanding shares, and discussed with certain of these stockholders an overview of our business strategies, board composition and refreshment, the Political Contributions Policy we adopted in 2016 and our annual and long-term performance compensation programs. We received positive feedback from the stockholders with whom we spoke regarding the structure of our compensation programs and practices, which was reflective of the strong support we have received for our say-on-pay proposal over the past four years. We provide reports on the feedback we receive to our Organization and Compensation Committee (“Compensation Committee”) and Corporate Governance and Nominating Committee (“Governance Committee”).

OUR COMPENSATION PRACTICES

During 2016, our Compensation Committee continued to review our compensation programs and practices to ensure our interests and the objectives for our compensation programs are aligned. At our 2016 Annual Meeting, 98% of the votes cast on our say-on-pay proposal approved the compensation we paid to our executive officers. Although the say-on-pay vote is advisory and non-binding, our Compensation Committee believes this approval percentage indicates strong support for our continued efforts to enhance our pay-for-performance practices, and our Compensation Committee concluded that our stockholders endorse our current executive compensation programs and practices.

Our compensation practices include:

✓	Long-Term Incentives - Our compensation programs are weighted toward long-term incentives. We give approximately equal weight to performance-based restricted stock, stock options and our three-year LTCIP.

✓	Five-Year Vesting for Equity Awards - Our performance-based restricted stock and stock option awards vest over five years, which is longer than typical market practice.

✓	Long-Term Performance Program - A significant portion of our executive officers’ compensation opportunity is based on the achievement of a long-term performance goal.

✓	Clawback Policy - If we restate our financial statements, other than as a result of changes to accounting rules or regulations, our clawback policy allows us to recover incentive compensation paid to our executives in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

✓	Stock Ownership Requirements - We have minimum stock ownership requirements for our executive officers, including requiring our CEO to own stock valued at six times his base salary. As of December 31, 2016 each of our executive officers met his or her stock ownership requirement.

✓	Double-Trigger Vesting - We have double-trigger vesting of equity on a change in control.

✓	Tally Sheets and Risk Analysis - Our Compensation Committee uses tally sheets and analyzes risk in setting executive compensation.

✓	Competitive Analysis - On an annual basis, our Compensation Committee reviews a market analysis of executive compensation paid by our peer companies and published survey data for comparably-sized companies.

✓	Limited Perquisites - We provide limited perquisites to our executive officers.

PROXY STATEMENT SUMMARY	MASCO 2017

  2017 Proxy Statement Summary

Our compensation practices do not include:

×	Excise Tax Gross-Ups - We have eliminated the excise tax gross-up feature on all of the equity grants made since 2012.

×	Hedging or Pledging - Our policy prohibits executives and directors from hedging our stock and from making future pledges of our stock.

×	Contractual Termination Arrangements - We have no change in control agreements, contractual severance agreements or employment agreements providing for severance payments with our executive officers.

×	Option Repricing - Our equity plan prohibits the repricing of options without stockholder approval.

TABLE OF CONTENTS	MASCO 2017

MASCO 2017	TABLE OF CONTENTS

PART I - CORPORATE GOVERNANCE	MASCO 2017

Corporate Governance

This section of our proxy statement provides information on the qualifications and experience of our director nominees and incumbent directors, the structure of our Board and our Board committees, and other important corporate governance matters.

DIRECTOR AND DIRECTOR NOMINEES

Our Board is divided into three classes. Following the election of the Class II directors nominated at this Annual Meeting, the terms of office of our Class I, Class II and Class III directors will expire at the Annual Meeting of Stockholders in 2019, 2020 and 2018, respectively, or when their respective successors are elected and qualified.

In addition to meeting the criteria that are described below under “Board Composition and Membership,” each of our director nominees and each continuing director brings a strong and unique background and set of skills to our Board. As a result, our Board as a whole possesses competence and experience in a wide variety of areas.

Skills and Expertise Represented by our Directors and Director Nominees
• Executive management
• Finance and accounting
• Growth strategy
• Risk management
• Marketing and brand management
• Manufacturing
• Global operations
• Corporate governance and board oversight
• Talent management
• Portfolio strategy
• Business development
• Executive compensation
• Legal and compliance
• Government relations
• Real estate development

MASCO 2017	PART I - CORPORATE GOVERNANCE

DIRECTOR NOMINEES FOR CLASS II (Term Expiring at the Annual Meeting in 2020)

Keith J. Allman	J. Michael Losh
AGE: 54	AGE: 70
DIRECTOR SINCE: 2014	DIRECTOR SINCE: 2003
POSITION: Our President and Chief Executive Officer, since February 2014	POSITION: Retired Chief Financial Officer and Executive Vice President of General Motors Corporation, a global automotive company

RELEVANT SKILLS AND EXPERIENCE:

Mr. Allman brings to our Board strong business leadership skills, hands-on operational experience with our businesses and valuable insight into our culture. He played an integral role in developing our strategies to strengthen our brands and improve our execution, which has helped to provide the foundation for the current direction of our Company. His key leadership positions within our Company have given him deep knowledge of all aspects of our business, and he also possesses a significant understanding of, and experience with, complex operations as well as company-specific customer expertise.

RELEVANT SKILLS AND EXPERIENCE:

Mr. Losh has strong leadership skills gained through significant executive leadership positions and through his service on boards of other publicly held companies in various industries. His current activities provide him with valuable exposure to developments in board oversight responsibilities, corporate governance, risk management, accounting and financial reporting, which enhances his service to us as Chairman of our Board. In addition, Mr. Losh has experience with and understands complex international financial transactions. He possesses substantial finance and accounting expertise gained through his experience as Chief Financial Officer of large organizations and through his service on other boards and audit committees.

BUSINESS EXPERIENCE:

• Masco Corporation:

• Group President (2011-2014)

• President, Delta Faucet (2007-2011)

• Executive Vice President, Builder Cabinet Group (2004-2007)

• Served in various management positions of increasing responsibility at Merillat Industries (1998-2003)

• Director of Oshkosh Corporation

BUSINESS EXPERIENCE:

• Director of Prologis, Aon plc, and H.B. Fuller Company

• During the past five years, served as a director of CareFusion Corporation and TRW Automotive Holdings Corp.

• Interim Chief Financial Officer of Cardinal Health, Inc. (2004-2005)

• Served for 36 years in various capacities at General Motors Corporation until his retirement in 2000

PART I - CORPORATE GOVERNANCE	MASCO 2017

Christopher A. O’Herlihy
AGE: 53
DIRECTOR SINCE: 2013
POSITION: Vice Chairman of Illinois Tool Works Inc., a global diversified industrial manufacturer of specialized industrial equipment, consumables, and related service businesses, since 2015

RELEVANT SKILLS AND EXPERIENCE:

Mr. O’Herlihy joined Illinois Tool Works Inc. in 1989. In his more than 25 years with Illinois Tool Works, he has held several executive positions through which he has acquired extensive knowledge and experience in all aspects of business, including business strategy, operations, acquisitions, emerging markets, financial performance and structure, legal matters, and human resources/talent management. His current responsibilities include developing and executing the overall corporate growth strategy. He brings to our Board strategic insight and understanding of complex business and manufacturing operations, as well as a valuable perspective of international business operations, gained through his experience with a multi-billion dollar diversified global organization.

BUSINESS EXPERIENCE:

• Illinois Tool Works Inc.:

• Executive Vice President, with worldwide responsibility for Illinois Tool Works’ Food Equipment Group (2010-2015)

• Group President - Food Equipment Group Worldwide (2010)

• Group President - Food Equipment Group International (2009-2010)

• For more than 25 years, served in various positions of increasing responsibility, including as Group President of the Polymers and Fluids Group

MASCO 2017	PART I - CORPORATE GOVERNANCE

CLASS III DIRECTORS (Term Expiring at the Annual Meeting in 2018)

Mark R. Alexander	Richard A. Manoogian
AGE: 52	AGE: 80
DIRECTOR SINCE: 2014	DIRECTOR SINCE: 1964
POSITION:	POSITION:

• Senior Vice President of Campbell Soup Company, a manufacturer and marketer of branded convenience products, since 2010

• President of Americas Simple Meals and Beverages, Campbell Soup Company, since 2015

Chairman Emeritus, since 2012
RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

As President of Campbell Soup Company’s largest division, Mr. Alexander brings to our Board strong leadership skills and experience in developing and executing business growth strategies. His current business responsibilities include investing in brand-building, innovation and expanded distribution, which correspond to areas of focus at our business operations. His extensive international experience with consumer branded products and his background in marketing and customer relations also provide our Board with expertise and insight as we leverage our consumer brands in the global market.

Mr. Manoogian was instrumental in the dramatic growth of Masco to one of the largest manufacturers of brand-name products for home improvement and new home construction in North America. His experience in navigating our Company through various phases of its transformation and diversification provides our Board with unique and extensive knowledge of our Company’s history and strategies. As a long-term leader at Masco, Mr. Manoogian possesses firsthand knowledge of our operations as well as a deep understanding of the home improvement and new home construction industries.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Campbell Soup Company:

• President of Campbell North America (2012-2015), Campbell International (2010-2012) and Asia Pacific (2006-2009)

• Chief Customer Officer and President - North America Baking & Snacking (2009-2010)

• Served in various marketing, sales and management roles in the United States, Canada, Europe and Asia since 1989

• Chairman of the Board of Governors of GS1 U.S., a not-for-profit information standards organization

• Our Chairman of the Board (1985-2012)

• Masco Corporation:

• Executive Chairman (2007-2009)

• Chief Executive Officer (1985-2007)

• Elected as President in 1968, and as Vice President in 1964

• Director of Ford Motor Company (2001-2014)

PART I - CORPORATE GOVERNANCE	MASCO 2017

John C. Plant	Mary Ann Van Lokeren
AGE: 63	AGE: 69
DIRECTOR SINCE: 2012	DIRECTOR SINCE: 1997
POSITION:	POSITION:
Retired Chairman of the Board and Chief Executive Officer of TRW Automotive Holdings Corp., a diversified automotive supplier	Retired Chairman and Chief Executive Officer of Krey Distributing Company, a beverage distribution firm
RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Based on his leadership positions with multi-billion dollar diversified global companies, Mr. Plant brings to our Board strategic insight and understanding of complex operations as well as a valuable perspective of international business. He understands how to manage a company through economic cycles and major transactions. He also has a strong background in finance and extensive knowledge and experience in all aspects of business, including operations, business development matters, financial performance and structure, legal matters and human resources.

Ms. Van Lokeren’s nearly 20 years of experience as the Chairman and CEO of a large and successful distribution company gives her valuable insight into many facets of company leadership and management, including personnel, marketing, customer relationships and overall business strategy. She also brings to our Board an understanding of product distribution and logistics. Her current and past service as a director of other public companies and non-profit organizations gives her a broad perspective on issues of corporate governance, executive compensation, board oversight and risk management.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Director of Arconic Inc. (formerly Alcoa, Inc.), Jabil Circuit, Inc. and Gates Corporation, a privately held corporation

• TRW Automotive Holdings Corp.:

• Chairman of the Board (2011-2015)

• President and Chief Executive Officer and Director (2003-2015)

• Co-member of the Chief Executive Office of TRW Inc. and the President and Chief Executive Officer of the automotive business of TRW Inc. (2001-2003)

• Director of the Automotive Safety Council

• Chairman and Chief Executive Officer of Krey Distributing Company (1987-2006), and served as its Secretary upon joining Krey in 1978 • Director of Spire Inc.

MASCO 2017	PART I - CORPORATE GOVERNANCE

CLASS I DIRECTORS (Term Expiring at the Annual Meeting in 2019)

Donald R. Parfet	Lisa A. Payne
AGE: 64	AGE: 58
DIRECTOR SINCE: 2012	DIRECTOR SINCE: 2006
POSITION: • Managing Director, Apjohn Group, LLC, a business development company, since 2000 • General Partner, Apjohn Ventures Fund, Limited Partnership, a venture capital fund, since 2003

POSITION:

• Chairman of the Board of Soave Enterprises, LLC, a privately held diversified management and investment company (through March 2017)

• President of Soave Real Estate Group (through March 2017)

RELEVANT SKILLS AND EXPERIENCE:

As an executive with responsibilities for numerous global businesses, Mr. Parfet brings extensive financial and operating experience to our Board, including financial and corporate staff management responsibilities and senior operational responsibilities for multiple global business units. His experience in business development and venture capital firms provides our Board with a valued perspective on growth and strategy. He is also experienced in leading strategic planning, risk assessment, human resource planning and financial planning and control. His global operating experience, strong financial background and proven leadership capabilities are especially important to our Board’s consideration of product and geographic expansion and business development opportunities.

RELEVANT SKILLS AND EXPERIENCE:

Ms. Payne possesses extensive financial, accounting and corporate finance expertise gained through her experience as Chief Financial Officer of Taubman Centers and as an investment banker. Her financial focus and proficiency helped guide Taubman Centers through the economic recession and increase shareholder value. She brings to our Board an understanding of growth strategy. In addition, Ms. Payne’s extensive experience in real estate investment, development and acquisition gives her an informed and thorough understanding of macroeconomic factors that may impact our business.

BUSINESS EXPERIENCE:

• Lead Director of Kelly Services, Inc. and Rockwell Automation, Inc., Director of Sierra Oncology, Inc.

• Senior Vice President, Pharmacia Corporation, a pharmaceutical company, from which he retired in 2000

• Served as a senior corporate officer of Pharmacia & Upjohn and The Upjohn Company, predecessors of Pharmacia Corporation

• Director and trustee of a number of charitable and civic organizations

BUSINESS EXPERIENCE:

• Director of J.C. Penney Company, Inc. and Rockwell Automation, Inc.

• Taubman Centers, Inc.:

• Vice Chairman (2005-2016)

• Chief Financial Officer (2005-2015)

• Executive Vice President and Chief Financial and Administrative Officer (1997-2005)

• During the past five years, served as director of Taubman Centers, Inc.

• Investment banker, Goldman, Sachs & Co. (1987-1997)

PART I - CORPORATE GOVERNANCE	MASCO 2017

Reginald M. Turner
AGE: 57
DIRECTOR SINCE: 2015
POSITION:
Attorney and Member, Clark Hill PLC, a Detroit, Michigan-based law firm, since April 2000, and currently serves on its Executive Committee
RELEVANT SKILLS AND EXPERIENCE:

As an accomplished litigator and legal advisor with expertise in labor and employment law and government relations, Mr. Turner brings to our Board substantial insight in these areas. His background, coupled with his service as a director of a financial institution and a member of its enterprise risk committee, make him a valuable asset to our Board in the areas of risk management and finance. Mr. Turner has numerous and varied experiences in business, civic and charitable leadership roles, and his skills and insight benefit our Board as it considers issues of risk management, corporate governance and legal risk.

BUSINESS EXPERIENCE:

•  Director of Comerica Incorporated since 2005

•  Past President of the National Bar Association and past President of the State Bar of Michigan

•  Active in public service and with civic and charitable organizations, serving in leadership positions with the Detroit Public Safety Foundation and the Community Foundation for Southeast Michigan

•  Past chair of the United Way for Southeastern Michigan; Mr. Turner continues to serve on its executive committee

MASCO 2017	PART I - CORPORATE GOVERNANCE

BOARD OF DIRECTORS

Our Board of Directors is committed to maintaining our high standards of ethical business conduct and corporate governance principles and practices.

Key Facts about our Board
•Chairman of the Board: J. Michael Losh
•Our current Chairman and CEO roles are separate
•5 Board meetings were held in 2016
•80% of our directors are independent
•Each member of our Audit Committee, Compensation Committee and Governance Committee is independent
•60% of our directors have joined our Board in the last 5 years
•20% of our directors are female
•The average age of our directors is 62

Leadership Structure of our Board of Directors

Mr. J. Michael Losh was appointed as Chairman of our Board on May 4, 2015. At that time, Mr. Losh also became the Chair of our Corporate Governance and Nominating Committee. Mr. Losh has served on our Board since 2003, including as the Chair of our Audit Committee from 2008-2015.

Responsibilities of our Chairman of the Board

As an independent Chairman of our Board, Mr. Losh has a strong working relationship with the other directors. His responsibilities include:

•	presiding at Board meetings and at executive sessions of the independent directors;

•	providing advice to our CEO;

•	consulting with management regarding information sent to our Board;

•	approving our Board’s meeting agendas and assuring that there is sufficient time for discussion of all agenda items;

•	overseeing the Board’s annual review of our strategic plan;

•	calling meetings of the independent directors, as necessary; and

•	overseeing our Board and Committee self-evaluation process.

Separation of our Chairman of the Board and CEO Roles

Our Board believes that its leadership structure is in the best interests of the Company and our stockholders at this time; however, our Board has no policy with respect to the separation of the roles of CEO and Chairman and believes that this matter should be discussed and determined by the Board from time to time, based on all of the then-current facts and circumstances. If the roles of Chairman and CEO are combined in the future, the role of Lead Director could become part of our Board leadership structure.

Communications with our Chairman of the Board

If you are interested in contacting the Chairman of our Board, you may send your communication in care of our Secretary to the address specified in “Communications with Our Board of Directors” below.

PART I - CORPORATE GOVERNANCE	MASCO 2017

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent” under the requirements of applicable law and the New York Stock Exchange’s listing standards.

Director Independence Standards

For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. Our Board has adopted standards to assist it in making a determination of independence for directors. These standards are posted on our website at www.masco.com.

Assessment of our Directors’ Independence

Our Board has determined that eight of our ten current directors, including all of our non-employee directors other than Mr. Manoogian, are independent. As an employee, Mr. Allman, our President and Chief Executive Officer, is not an independent director. Our independent directors are Messrs. Alexander, Losh, O’Herlihy, Parfet, Plant and Turner, Ms. Payne and Ms. Van Lokeren.

In making its independence determinations, our Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each non-employee director and the Company. In evaluating Mr. O’Herlihy’s independence, our Board considered our purchases of goods from Illinois Tool Works Inc. and its subsidiaries. The aggregate amount of these purchases was approximately $0.8 million in 2016. Illinois Tool Works has reported revenue of $13.6 billion in 2016. Our Board does not believe that Mr. O’Herlihy has a material interest in these transactions.

Our Board also determined that we did not make any discretionary charitable contributions exceeding the greater of $1 million or 2% of the revenues of any charitable organization in which any of our directors was actively involved in the day-to-day operations.

Committee Member Independence Assessment

Our Board has determined that each member of our Audit Committee, Compensation Committee and Governance Committee qualifies as independent.

Board Refreshment

Our Governance Committee periodically assesses the composition of our Board by reviewing the skills and expertise currently represented on our Board. The Governance Committee also reviews current director tenure, including whether any vacancies are expected on our Board due to retirement or otherwise. In 2016, our Board engaged in a planning exercise to provide input to our Governance Committee on our committee structure and composition and anticipated skills and expertise that would be valuable to our Board in the future.

Director Refreshment

Five new independent directors have joined our Board since December 2012, bringing fresh and diverse perspectives. These directors have particular strength in the areas of executive management, financial expertise, global operations, business strategy, brand management, risk management, labor and employment law and government relations. We believe the addition of these new directors, combined with our directors who have experience with us, provides a desirable balance of deep, historical understanding of our Company and new perspectives, resulting in strong guidance and oversight to our executive management team.

MASCO 2017	PART I - CORPORATE GOVERNANCE

Chairman and Committee Refreshment

In May 2015, our Board appointed Mr. Losh as our new independent Board Chairman. Mr. Losh has been a member of our Board since 2003, and served as our Audit Committee Chair from 2008 to 2015, stepping down from that position when he was appointed as Chair of our Governance Committee. Additionally, in May 2015, new Chairs were appointed to our Audit and Compensation Committees.

Board Membership and Composition

Board Membership

Our Governance Committee believes that directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of directors should provide a source of advice and guidance to our management. A director’s judgment should demonstrate an inquisitive and independent perspective with acute intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between our interests and the interests of those with whom we do business. Each director should be committed to serving on our Board for an extended period of time and to devoting sufficient time to carry out the director’s duties and responsibilities in an effective manner for the benefit of our stockholders. Our Governance Committee also considers additional criteria adopted by our Board for director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the New York Stock Exchange.

Board Composition

Neither our Board nor our Governance Committee has adopted a formal Board diversity policy. However, as part of its assessment of Board composition and evaluation of potential director candidates, our Governance Committee considers whether our directors hold diverse viewpoints, professional experiences, education and other skills and attributes that are necessary to enhance Board effectiveness. In addition, our Governance Committee believes that it is desirable for Board members to possess diverse characteristics of race, national and regional origin, ethnicity, gender and age, and considers such factors in its evaluation of candidates for Board membership.

Director Candidate Recommendation

The Governance Committee uses a number of sources to identify and evaluate director nominees. It is the Governance Committee’s policy to consider director candidates recommended by stockholders. All Board candidates, including those recommended by stockholders, are evaluated against the criteria described above. Stockholders wishing to have the Governance Committee consider a candidate should submit the candidate’s name and pertinent background information to our Secretary at the address stated below in “Communications with our Board of Directors.” Stockholders who wish to nominate director candidates for election to our Board should follow the procedures set forth in our Certificate of Incorporation and Bylaws. For a summary of these procedures, see “2018 Annual Meeting of Stockholders” below.

PART I - CORPORATE GOVERNANCE	MASCO 2017

Risk Oversight

Our Board oversees our risk management practices, both directly and through its Committees. Our Board exercises its risk oversight through an annual review and discussion of a comprehensive analysis prepared by management on material risks facing us and related mitigating activities; updates regarding these risks are presented at each subsequent Board meeting. Our President and Chief Executive Officer, as the head of our management team and a member of our Board, assists our Board in its risk oversight function and leads those discussions.

Key risk oversight responsibilities of our Board, Audit Committee and Compensation Committee are as follows:

Board of Directors
Strategic risk	Operational risk	Financial risk	Legal, regulatory and compliance risk

Audit Committee	Compensation Committee
• Financial reporting • Internal controls over financial reporting • Legal and regulatory compliance • Code of Ethics	• Executive compensation programs and policies • CEO and executive management succession planning • Compensation risk

Board Meetings and Attendance

Board Meetings

Our Board held five meetings in 2016, one of which focused primarily on reviewing our long-term strategic plan with management.

Meeting Attendance

Each director attended at least 75% of our Board meetings and applicable committee meetings that were held in 2016 while such person served as a director. It is our policy to encourage directors to attend our Annual Meeting of Stockholders, and all of our directors except Mr. Alexander attended our 2016 Annual Meeting.

Executive Sessions

Our non-employee directors frequently meet in executive session without management, and the independent directors meet separately at least once per year. Mr.  Losh, as our Chairman of the Board, presides over these executive sessions.

Communications with our Board of Directors

If you are interested in contacting our Chairman of our Board, an individual director, our Board as a group, our independent directors as a group, or a specific Board committee, you may send a communication, specifying the individual or group you wish to contact, in care of: Kenneth G. Cole, Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180. We are relocating our corporate offices, and beginning on July 1, 2017, please send communications to P.O. Box 510987, Livonia, MI 48151.

MASCO 2017	PART I - CORPORATE GOVERNANCE

COMMITTEES OF OUR BOARD OF DIRECTORS

The standing committees of our Board are the Audit Committee, the Compensation Committee and the Governance Committee. These committees function pursuant to written charters adopted by our Board. The committee charters, as well as our Corporate Governance Guidelines and our Code of Business Ethics, are posted on our website at www.masco.com and are available to you in print from our website or upon request.

Audit Committee

5 meetings in 2016
All members are independent and financially literate
Ms. Payne and Messrs. Alexander, O’Herlihy, Parfet and Plant qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K

Audit Committee activities in 2016 included:

•  reviewed and approved our 2015 Form 10-K;

•  reviewed our Form 10-Qs filed in 2016;

•  approved our independent auditor’s 2016 integrated audit plan and service fees;

•  discussed with management quarterly updates on our internal controls over financial reporting;

•  reviewed with management quarterly updates on ethics hotline matters;

•  discussed with management key risk management matters; and

•  reviewed and approved our 2017 internal audit annual operating plan.

Audit Committee responsibilities include assisting the Board in its oversight of:

•  the integrity of our financial statements;

•  the effectiveness of our internal controls over financial reporting;

•  the qualifications, independence and performance of our independent auditors;

•  the performance of our internal audit function; and

•  our compliance with legal and regulatory requirements, including our employees’ compliance with our Code of Business Ethics.

Additionally, our Audit Committee reviews and discusses with management certain financial and non-financial risks that we believe are most germane to our business activities.

PART I - CORPORATE GOVERNANCE	MASCO 2017

Organization and Compensation Committee

7 meetings in 2016
All members are independent

Compensation Committee activities in 2016 included:

•	reviewed and approved the 2015 incentive compensation paid to our executive officers;

•	reviewed the alignment of our business strategy with the current incentive compensation structure for our executive officers;

•	established the 2016 performance metrics and goals for our 2016 Annual Incentive Program and 2016-2018 LTCIP;

•	focused on CEO and executive management succession planning;

•	reviewed with management reports on our 2016 shareholder engagement activities;

•	discussed with management an organization and talent update and talent strategy; and

•	assessed the risk of our compensation programs and policies.

Our Compensation Committee is responsible for:

•	determining the compensation paid to our executive officers;

•	evaluating the performance of our senior executives;

•	determining and administering restricted stock awards and options granted under our stock incentive plan;

•	administering our annual and long-term performance compensation programs; and

•	reviewing our management succession plan, including periodically reviewing our CEO’s evaluation and recommendation of potential successors.

In addition, our Compensation Committee evaluates risks arising from our compensation policies and practices, and has determined that such risks are not reasonably likely to have a material adverse effect on us. Our executive officers and other members of management report to the Compensation Committee on executive compensation programs at our business units to assess whether these programs or practices expose us to excessive risk.

MASCO 2017	PART I - CORPORATE GOVERNANCE

Corporate Governance and Nominating Committee

3 meetings in 2016
All members are independent

Governance Committee activities in 2016 included:

•	adopted a Political Contributions Policy which governs contributions we make with corporate funds and our PACs;

•	reviewed with management a report on our 2016 shareholder engagement activities; and

•	discussed with management significant governance trends.

Our Governance Committee is responsible for:

•	advising our Board on the governance structure and conduct of our Board;

•	developing and recommending to our Board appropriate corporate governance guidelines and policies;

•	Board succession planning, including reviewing our Board’s structure and composition and the tenure of our directors;

•	identifying and recommending qualified individuals for nomination and re-nomination to our Board;

•	recommending directors for appointment and re-appointment to Board committees; and

•	reviewing and recommending to the Board our director compensation.

PART I - CORPORATE GOVERNANCE	MASCO 2017

DIRECTOR COMPENSATION PROGRAM

Our non-employee directors receive the following compensation for service on our Board:

Compensation Element	Amount
Annual Cash Retainer	$120,000
Annual Equity Retainer (a)	Restricted stock with a value of $130,000 that vests in three equal installments over three years
Annual Chairman of the Board Cash Retainer	$200,000
Annual Committee Chair Cash Retainer (b)	$22,000 for the Audit Committee $18,000 for the Compensation Committee $12,000 for the Governance Committee
Meeting Fee (c)	None
Stock Retention Guideline	Directors must retain at least 50% of the shares of restricted stock they receive from us until their service as a director concludes

Annual Equity Retainer (row a): The restricted stock is granted under our Non-Employee Directors Equity Program.

Annual Governance Committee Chair Cash Retainer (row b): The Governance Committee Chair retainer is not paid if the director who chairs that committee also serves as the Chairman of our Board. Currently Mr. Losh serves as both our Chairman of the Board and Governance Committee Chair so he does not receive the Governance Committee Chair retainer.

Meeting Fee (row c): Our Board may approve the payment of meeting fees to directors serving on three or more standing committees or serving as members of a special committee constituted by our Board. No such fees were paid for 2016.

Other Compensation

Our non-employee directors may also receive the following benefits, which are available to all of our employees:

•	Matching gifts program under which we will match up to $5,000 of a director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Non-employee directors may participate in the matching gifts program until December 31 of the year in which their services as a director ends.

•	Employee purchase program under which a director may obtain rebates on certain of our products purchased for their personal use.

In addition, if space is available, a director’s spouse is permitted to accompany a director who travels on Company aircraft to attend Board or committee meetings.

Annual Review of our Director Compensation Program

Our Governance Committee reviews our director compensation program annually, including reviewing an analysis of the competitiveness of the program, and recommends any changes to our Board. In 2016, upon the recommendation of our Governance Committee, our Board made the following changes to our director compensation program:

•	Amended our Non-Employee Director Equity Program to impose a limit on the amount of equity a director may receive during a year. The Board adopted an annual limit of the greater of 25,000 shares or restricted shares with a grant date value of $500,000 as the limit for each director.

•	Based on an analysis of the competitiveness of our director compensation program, increased the annual equity retainer paid to non-employee directors by $10,000.

MASCO 2017	PART I - CORPORATE GOVERNANCE

DIRECTOR COMPENSATION TABLE

The following table reflects 2016 compensation paid to our directors, other than Mr. Allman, who is also a Company employee and receives no additional compensation for his services as a director.

2016 Director Compensation

Name	Cash Fees Earned ($)	Restricted Stock Awards ($) (a)	All Other Compensation ($) (b)	Total ($)
Mark R. Alexander	120,000	130,052	—	250,052
Dennis W. Archer	30,000	—	5,000	35,000
J. Michael Losh	320,000	130,052	5,000	455,052
Richard A. Manoogian	120,000	130,052	—	250,052
Christopher A. O’Herlihy	120,000	130,052	—	250,052
Donald R. Parfet	138,000	130,052	5,000	273,052
Lisa A. Payne	142,000	130,052	5,000	277,052
John C. Plant	120,000	130,052	—	250,052
Reginald M. Turner	120,000	130,052	—	250,052
Mary Ann Van Lokeren	120,000	130,052	5,000	255,052

Restricted Stock Awards (column a): In May 2016, we granted 4,100 shares of restricted stock to each non-employee director, except for Mr. Archer, whose service as a director ended on May 9, 2016. The amounts reported in this column reflect the aggregate grant date fair value of the shares, calculated in accordance with accounting guidance. Directors only realize the value of restricted stock awards over time because the vesting of awards occurs pro rata over three years, and one-half of these shares must be retained until completion of their service on our Board.

All Other Compensation (column b): The amounts reported in this column reflect our contributions in 2016 to eligible tax-exempt organizations under our matching gifts program, as described above, for which directors receive no direct financial benefit. The matching contributions were attributable to director charitable contributions made in 2016 and 2015.

Unvested Restricted Stock and Stock Options Outstanding: The following table reports the aggregate number of shares of unvested restricted stock, and the aggregate number of stock options outstanding, held on December 31, 2016 by each director who was serving on that date. Our Board ceased granting stock options to non-employee directors in 2010; however, a portion of the stock options granted before then remains outstanding. The stock options outstanding for Mr. Manoogian were granted while he was a Company employee.

Director	Unvested Restricted Stock	Stock Options Outstanding
Mark R. Alexander	9,768	—
J. Michael Losh	11,099	27,351
Richard A. Manoogian	11,099	1,064,425
Christopher A. O’Herlihy	10,429	—
Donald R. Parfet	9,665	—
Lisa A. Payne	11,099	27,351
John C. Plant	11,099	—
Reginald M. Turner	7,959	—
Mary Ann Van Lokeren	11,099	20,057

PART I - CORPORATE GOVERNANCE	MASCO 2017

RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted a Related Person Transaction Policy that requires our Board or a committee of independent directors to approve or ratify any transaction involving us in which any director, director nominee, executive officer, 5% beneficial owner or any of his or her immediate family members has a direct or indirect material interest.

Related Persons Transaction Policy

Our policy covers:

•	financial transactions and arrangements, or any series of similar transactions;

•	indebtedness and guarantees of indebtedness; and

•	transactions involving employment.

Our policy excludes transactions determined by our Board not to involve a material interest of the related person, such as:

•	ordinary course of business transactions of $120,000 or less;

•	transactions in which the related person’s interest is derived from service as a director of another entity or ownership of less than 10% of another entity’s stock; and

•	transactions in which the related person’s interest is derived from service as a director, trustee or officer of a not-for-profit organization or charity that receives donations from us, which are made in accordance with our matching gifts program.

Assessing Related Person Transactions

Our policy requires directors, director nominees and executive officers to provide prompt written notice to our Secretary of any related transaction so it can be reviewed by our Governance Committee. If the Governance Committee determines that the related person has a direct or indirect material interest in the transaction, it will consider all relevant information to assess whether the transaction is in, or not inconsistent with, our best interests and the best interests of our stockholders. The Governance Committee annually reviews previously-approved ongoing related transactions to determine whether the transactions should continue.

Related Persons Transactions for 2016

There have been no transactions since January 1, 2016 required to be described in this proxy statement that were not subject to review, approval or ratification in accordance with this policy.

On-Going Related Person Transactions

Our Governance Committee previously approved the on-going related transaction described below.

Transactions with Mr. Richard A. Manoogian

In accordance with the terms of our 2009 agreement with Mr. Manoogian, who transitioned to Chairman Emeritus in 2012, we provide him with office space, an administrative assistant and reasonable equipment and supplies for his personal use, which together have an aggregate annual value of approximately $270,000. We charge Mr. Manoogian the full cost for additional office space and related equipment and supplies used by his personal and charitable foundation staff and for a driver and the incremental cost for his use of our aircraft (with prior approval from our CEO), all of which aggregated approximately $246,000 for 2016.

MASCO 2017	PART I - CORPORATE GOVERNANCE

Proposal 1: Election of Class II Directors

The term of office of our Class II Directors, who are Keith J. Allman, J. Michael Losh and Christopher A. O’Herlihy, expires at this meeting.

Our Board proposes the re-election of Messrs. Allman, Losh and O’Herlihy to serve as Class II Directors. The term of the Class II Directors elected at this Annual Meeting will expire at the Annual Meeting of Stockholders in 2020, or when their respective successors are elected and qualified.

Our Board expects that the persons named as proxy holders on the proxy card will vote the shares represented by each proxy for the election of each director nominee unless a contrary direction is given. If, prior to the meeting, a nominee is unable or unwilling to serve as a director, which our Board does not expect, the proxy holders may vote for an alternate nominee recommended by our Board, or our Board may reduce its size.

Information regarding each of our director nominees can be found above in “Director Nominees for Class II.”

Our Board recommends a vote FOR the election to our Board of Directors of each of the following Class II Director nominees:

Name	Age	Director Since	Occupation
Keith J. Allman	54	2014	Our President and Chief Executive Officer
J. Michael Losh	70	2003	Retired Chief Financial Officer and Executive Vice President of General Motors Corporation
Christopher A. O’Herlihy	53	2013	Vice Chairman of Illinois Tool Works

The affirmative vote of a majority of the votes cast by shares entitled to vote is required for the election of directors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the election.

PART II - COMPENSATION DISCUSSION & ANALYSIS	MASCO 2017

Compensation Discussion & Analysis Summary

Our executive compensation programs are designed to promote the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create stockholder value. We believe that our performance, the achievement of strategic business goals and the creation of long-term stockholder value should impact a significant portion of our executive officers’ compensation. Our Compensation Committee oversees our compensation programs and the compensation paid to our executive officers.

HOW OUR 2016 FINANCIAL PERFORMANCE IMPACTED OUR EXECUTIVE OFFICERS’ COMPENSATION

We delivered strong financial results in 2016. Our sales for the full year increased 3% to $7.4 billion, and we increased our operating profit margin to 14.3%. Based on our strong financial performance in 2016, we exceeded the target goals for our performance-based compensation programs, which include:

•	An annual performance program under which we grant restricted stock and pay cash bonuses to our executive officers if we meet annual performance goals; and

•	A LTCIP under which we make cash awards to our executive officers if we meet return on invested capital performance goals over a three-year period.

The following tables reflect our target goals for our 2016 annual performance program and our 2014-2016 LTCIP and our performance relative to those goals:

2016 ANNUAL PERFORMANCE PROGRAM				2014-2016 LTCIP
Performance Metric	Target	Performance (as adjusted)	Weighted Performance Percentage	Performance Metric	Target	Performance (as adjusted)	Performance Percentage
Operating Profit (in millions)	$1,010	$1,069	141%	Return on Invested Capital	10.50%	12.1%	132%
Working Capital as a Percent of Sales	12.7%	12.6%

•	See “Our 2016 Annual Performance Program” and “Our Long Term Cash Incentive Program” below for a description of our calculation of operating profit, working capital as a percent of sales and ROIC performance.

MASCO 2017	PART II - COMPENSATION DISCUSSION & ANALYSIS

  Compensation Discussion & Analysis Summary

Based on this performance, we paid the following compensation to our current executive officers under our 2016 annual performance program and 2014-2016 LTCIP:

Executive Officer	Cash Bonus ($)	Restricted Stock Award ($)	2014-2016 LTCIP Cash Award	Total ($)
Keith J. Allman	2,442,800	2,442,825	1,782,000	6,667,625
John G. Sznewajs	701,400	701,325	618,800	2,021,525
Richard A. O’Reagan	528,700	528,863	—	1,057,563
Kenneth G. Cole	391,800	391,838	274,600	1,058,238
Christopher K. Kastner	298,600	298,688	—	597,288

•	Messrs. O’Reagan and Kastner did not participate in our 2014-2016 LTCIP because they were not executive officers when it was established.

OTHER PERFORMANCE COMPENSATION WE PAID IN 2016

We grant stock options annually to our executive officers to align their long-term interests with those of our stockholders by reinforcing the goal of long-term share price appreciation. In 2016, our Compensation Committee awarded the following stock options to our executive officers, which vest ratably over five years:

Executive Officer	Stock Options Awarded (#)	Option Exercise Price ($ per share)	Value of Stock Options Awarded ($)
Keith J. Allman	206,250	25.51	1,327,054
John G. Sznewajs	68,750	25.51	442,351
Richard A. O’Reagan	43,500	25.51	279,888
Kenneth G. Cole	33,750	25.51	217,154
Christopher K. Kastner	21,875	25.51	140,748

•	The value of the stock options awarded is the aggregate grant date fair value of stock options, calculated in accordance with accounting guidance.

•	These stock options will provide value to our executive officers only if the price of our common stock increases above the option exercise price.

PART II - COMPENSATION DISCUSSION & ANALYSIS	MASCO 2017

  Compensation Discussion & Analysis Summary

OUR EXECUTIVE OFFICERS’ PERFORMANCE-BASED TARGET COMPENSATION

Our target compensation mix for our CEO and our other executive officers reflects our emphasis on long-term, performance-based compensation that incentivizes our executive officers to make strategic decisions that will strengthen our business and create long-term value for our stockholders. In 2016, 86% of our CEO’s target compensation and 73% of our other executive officers’ target compensation was performance-based, as shown in the graphs below.

OUR COMPENSATION PROGRAM HIGHLIGHTS

Our compensation practices include:

✓	Long-Term Incentives - Our compensation programs are weighted toward long-term incentives. We give approximately equal weight to performance-based restricted stock, stock options and our three-year LTCIP.

✓	Five-Year Vesting for Equity Awards - Our performance-based restricted stock and stock option awards vest over five years, which is longer than typical market practice.

✓	Long-Term Performance Program - A significant portion of our executive officers’ compensation opportunity is based on the achievement of a long-term performance goal.

✓	Clawback Policy - If we restate our financial statements, other than as a result of changes to accounting rules or regulations, our clawback policy allows us to recover incentive compensation paid to our executives in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

✓	Stock Ownership Requirements - We have minimum stock ownership requirements for our executive officers, including requiring our CEO to own stock valued at six times his base salary. As of December 31, 2016 each of our executive officers met his or her stock ownership requirement.

✓	Double-Trigger Vesting - We have double-trigger vesting of equity on a change in control.

✓	Tally Sheets and Risk Analysis - Our Compensation Committee uses tally sheets and analyzes risk in setting executive compensation.

MASCO 2017	PART II - COMPENSATION DISCUSSION & ANALYSIS

  Compensation Discussion & Analysis Summary

✓	Competitive Analysis - On an annual basis, our Compensation Committee reviews a market analysis of executive compensation paid by our peer companies and published survey data for comparably-sized companies.

✓	Limited Perquisites - We provide limited perquisites to our executive officers.

Our compensation practices do not include:

×	Excise Tax Gross-Ups - We have eliminated the excise tax gross-up feature on all of the equity grants made since 2012.

×	Hedging or Pledging - Our policy prohibits executives and directors from hedging our stock and from making future pledges of our stock.

×	Contractual Termination Arrangements - We have no change in control agreements, contractual severance agreements or employment agreements providing for severance payments with our executive officers.

×	Option Repricing - Our equity plan prohibits the repricing of options without stockholder approval.

STOCKHOLDER ENGAGEMENT

At our 2016 Annual Meeting, 98% of the votes cast on our say-on-pay proposal approved the compensation we paid to our executive officers. Although the say-on-pay vote is advisory and non-binding, our Compensation Committee believes this approval percentage indicates strong support for our continued efforts to enhance our pay-for-performance practices, and our Compensation Committee concluded that our stockholders endorse our current executive compensation programs and policies.

In 2016, we continued our robust stockholder engagement program through which we encourage certain of our stockholders to engage in dialogue with us twice per year. During the year, we reached out to stockholders holding over 40% of our outstanding shares. We received positive feedback from the stockholders with whom we spoke regarding the structure of our compensation programs and practices, which was reflective of the strong support we received for our say-on-pay proposal over the past four years. We provide reports on the feedback we receive to our Compensation Committee and Governance Committee.

PART II - COMPENSATION DISCUSSION & ANALYSIS	MASCO 2017

COMPENSATION DECISIONS IN 2016

Our 2016 Financial Performance

We delivered strong financial results again in 2016. Our reported sales for the full year increased 3% to $7.4 billion, and we increased our operating profit margin to 14.3%. We have maintained our positive momentum in 2016 across most of our business segments, and as a global leader in the design, manufacture and distribution of branded home improvement and building products, our longstanding commitment to innovation continues to be a key factor in our success.

In addition to delivering sales and profit growth, in 2016 we returned capital to our stockholders by repurchasing nearly 15 million shares of stock and increasing our annual dividend by approximately 5%. Finally, we continued the execution of our strategy to position us for future growth by focusing on leveraging opportunities across our businesses, driving the full potential of our core businesses and actively managing our portfolio.

How We Performed Against our Performance Compensation Goals

Our 2016 annual performance program was based on operating profit and working capital as a percent of sales metrics. We exceeded the target goals for this program and achieved a performance percentage of 141%. As a result, consistent with our commitment to pay-for-performance, our executive officers earned restricted stock awards and cash bonuses based on this achievement (see “Our 2016 Annual Performance Program” below).

Our LTCIP for the three-year period from 2014 to 2016 was based on a return on invested capital (“ROIC”) metric, and we significantly improved our ROIC over the three-year period. Our adjusted ROIC in 2014, 2015 and 2016 was 10.6%, 11.6%, and 14.0%, respectively, for an average adjusted ROIC of 12.1%. This level of performance exceeded the target goal for this program, and we achieved a performance percentage of 132% (see “Our Long Term Cash Incentive Program” below).

Our 2016 Annual Performance Program

Program Opportunities

We provide annual performance-based restricted stock and cash bonus opportunities to our executive officers to emphasize achievement of rigorous annual performance goals, provide incentive to achieve our critical business objectives, and align our executive officers’ interests with those of our stockholders.

Our Compensation Committee establishes the restricted stock and cash bonus opportunities available to each executive officer as a percent of the officer’s annual base salary. An executive officer can earn up to the maximum opportunity as both a restricted stock award and a cash bonus payment. Our executive officers had the following opportunities in 2016 under our annual performance program:

	Opportunity for Cash Bonus as a % of Annual Base Salary
Executive Officer	Minimum	Target	Maximum
Keith J. Allman	0%	150%	300%
John G. Sznewajs	0%	75%	150%
Richard A. O’Reagan	0%	75%	150%
Kenneth G. Cole	0%	65%	130%
Christopher K. Kastner	0%	55%	110%

	Opportunity for Restricted Stock Award as a % of Annual Base Salary
Executive Officer	Minimum	Target	Maximum
Keith J. Allman	0%	150%	300%
John G. Sznewajs	0%	75%	150%
Richard A. O’Reagan	0%	75%	150%
Kenneth G. Cole	0%	65%	130%
Christopher K. Kastner	0%	55%	110%

Performance Metrics

Our Compensation Committee selected operating profit and working capital as a percent of sales metrics for our annual 2016 performance program because it believed that improvement in these metrics would continue to drive stockholder value. These metrics are easily derived from our audited financial statements, which our Compensation

MASCO 2017	PART II - COMPENSATION DISCUSSION & ANALYSIS

Committee believes provides transparency both for our stockholders (as requested from stockholders when we sought feedback) and our executive officers. Our Compensation Committee gave a 75% weighting to the operating profit metric and a 25% weighting to the working capital as a percent of sales metric.

Program Targets and Achievement

In setting our performance targets, our Compensation Committee reviews our operating forecast for the year, taking into account general economic and industry conditions. In establishing the 2016 performance targets, it was expected there would be an improvement in the overall economy, that consumer spending for both large and small home improvement projects and housing starts would increase in 2016 and that there would be improved performance from all of our businesses. Our Compensation Committee also expected that we would continue to incur incremental expenses related to growth investments and the launch of new programs with our retail and dealer customers.

Based on our strong financial performance in 2016, we achieved 147% of our operating profit target and 120% of our working capital as a percent of sales target. After weighting the operating profit metric at 75% and the working capital as a percent of sales metric at 25%, our actual performance percentage for the 2016 annual performance program was 141% of target:

To determine achievement of our operating profit performance target, we adjusted our 2016 reported operating profit from continuing operations of $1,053 million by $16 million for rationalization charges and other items. Our operating profit for purposes of the annual performance program was $1,069 million.

To determine achievement of our working capital as a percent of sales performance target, we define working capital as a percent of sales as the quarter-end averages of our reported accounts receivable and inventories, less accounts payable, divided by our reported sales for the year. For 2016, our working capital as a percent of sales was 12.6%.

Compensation Paid Under the 2016 Program

We calculated the actual cash bonuses to be paid and restricted stock award values to be granted to our executive officers under the 2016 annual performance program by multiplying the target opportunities for each executive officer by the 141% performance percentage and multiplying that result by each executive officer’s base salary, as follows:

Executive Officer	Target Opportunity		Performance Percentage		Base Salary ($)		Amount of Cash Bonus ($)	Value of Restricted Stock Award ($) (a)	Total 2016 Annual Performance Compensation ($)
Keith J. Allman	150%	×	141%	×	1,155,000	=	2,442,800	2,442,825	4,885,625
John G. Sznewajs	75%	×	141%	×	663,300	=	701,400	701,325	1,402,725
Richard A. O’Reagan	75%	×	141%	×	500,000	=	528,700	528,863	1,057,563
Kenneth G. Cole	65%	×	141%	×	427,500	=	391,800	391,838	783,638
Christopher K. Kastner	55%	×	141%	×	385,000	=	298,600	298,688	597,288

Performance Metric Threshold (40% Payout) Target (100% Payout) Maximum (200% Payout) Percentage Attained Weighting Performance Percentage Operating Profit (in millions) $897 $1,069 $1,010 $1,135 147% × 75% = 111% Working Capital as a Percent of Sales 13.1% 12.6% 12.7% 12.2% 120% × 25% = 30% Performance Percentage 141%

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Value of Restricted Stock Award (column a): The number of shares of restricted stock granted is determined by dividing the value of the restricted stock award by the closing price of our common stock on the grant date and rounding to the nearest ten shares. The amount reflected in this column is the value of the shares of restricted stock received. Our executive officers do not realize the value of restricted stock awards until those awards vest over the five-year vesting period following the grant date.

Our Long Term Cash Incentive Program

Program Opportunities

We have a LTCIP that provides a meaningful incentive for our executive officers to achieve long-term growth and profitability. A performance award in cash is earned under the LTCIP if we achieve a performance goal over a three-year period.

Our Compensation Committee establishes the LTCIP opportunity available to each executive officer as a percent of the executive officer’s annual base salary at the beginning of each LTCIP three-year performance period. Messrs. O’Reagan and Kastner were not executive officers in 2014 at the time the 2014-2016 LTCIP was established, and therefore did not participate in the 2014-2016 LTCIP.

Messrs. Allman, Sznewajs and Cole had the following LTCIP opportunities under the 2014-2016 LTCIP:

	Opportunity under the 2014-2016 LTCIP
Executive Officer	Minimum	Target	Maximum
Keith J. Allman	0%	150%	300%
John G. Sznewajs	0%	75%	150%
Kenneth G. Cole	0%	65%	130%

Performance Metric

Our Compensation Committee chose the ROIC performance metric because ROIC reinforces our executive officers’ focus on capital efficiency and consistent return on capital. Additionally, our stockholders have told us that ROIC is a measure of importance to them in their assessment of our long-term stockholder value.

Program Targets and Achievement

Our Compensation Committee established the following ROIC goals and corresponding payout percentages for the 2014-2016, 2015-2017 and 2016-2018 LTCIP performance periods. These performance goals are consistent with our long-range business plan and require a high level of performance to achieve:

	Three-Year Average ROIC
	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)
2014-2016 Performance Period (adjusted after TopBuild spin off)	7.50%	10.50%	15.50%
2015-2017 Performance Period (adjusted after TopBuild spin off)	9.00%	12.00%	17.00%
2016-2018 Performance Period	9.00%	12.00%	17.00%

Our Compensation Committee establishes performance goals at the beginning of each three-year period. After the spin off of TopBuild Corp., our Compensation Committee determined it was appropriate to adjust the ROIC goals for the 2014-2016 and 2015-2017 performance periods to reflect the change in our business as a result of the spin off. Although our Compensation Committee determined to keep the 2016-2018 performance period goals the same as the prior three-year performance period, our Compensation Committee believes we will need to continue to produce strong operating profit growth to achieve a high level of return on invested capital. The use of ROIC for our LTCIP in conjunction with operating profit growth goals in our annual performance program helps ensure our executive officers are encouraged to make new, profitable investments to achieve these goals.

From 2014 to 2016, we substantially improved our ROIC through our improved operating performance, cost reductions, restructuring activities, product innovations, new product introductions and market share gains. As a

Performance Metric Threshold (40% Payout) Target (100% Payout) Maximum (200% Payout) Performance Percentage Return on Invested Capital 7.5% 12.1% 10.5% 15.5% 132%

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result, we achieved adjusted ROIC of 14.0% in 2016. Under the LTCIP, we use the average annual ROIC performance over a three-year period to determine the award amount. Our average adjusted ROIC was 12.1% for the 2014-2016 performance period, resulting in a performance percentage of 132%.

Under the LTCIP, we define ROIC as after-tax operating income from continuing operations adjusted to exclude the effect of special charges and certain other non-recurring income and expenses, divided by adjusted invested capital. Adjusted invested capital includes shareholders’ equity, which we adjust to add back the cumulative after-tax impact of goodwill and intangible asset impairment charges and to exclude the impact of certain non-operating income and expenses and the effects of special charges, plus short-term and long-term debt minus cash. Our Compensation Committee believes that these adjustments are important to reflect our actual investment at the time we invested in our current businesses. Following is our ROIC in 2014, 2015, and 2016 taking these adjustments into account:

	ROIC As Reported	ROIC As Adjusted Under LTCIP
2014	18.8%	10.6%
2015	26.1%	11.6%
2016	40.1%	14.0%
2014-2016 Three-Year Average		12.1%

Compensation Paid Under the 2014-2016 Program

The following table reflects the cash awards paid to Messrs. Allman, Sznewajs and Cole under the 2014-2016 LTCIP. We calculated the award amount by multiplying the target opportunity for each executive officer by 132%, the performance percentage achieved, and multiplying the result by each executive officer’s base salary in 2014.

Executive Officer	Target Opportunity		Payout Percentage		Base Salary in 2014 ($) (a)		2014 - 2016 LTCIP Cash Award ($)
Keith J. Allman	150%	×	132%	×	900,000	=	1,782,000
John G. Sznewajs	75%	×	132%	×	625,000	=	618,800
Kenneth G. Cole	65%	×	132%	×	320,000	=	274,600

Base Salary in 2014 (column a): Messrs. Allman and Sznewajs received salary increases in February 2014. Their 2014-2016 LTCIP cash award is based on their base salary after their February 2014 salary increase. Mr. Cole’s 2014-2016 LTCIP cash award is based on his salary at the start of the three-year performance period.

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Stock Options Granted in 2016

We grant stock options annually to our executive officers. The value of the stock option grants approximates the target opportunity for each executive officer with respect to our annual performance program. Our Compensation Committee believes that stock options are an important component of our executive compensation program because they align our executive officers’ long-term interests with those of our stockholders by reinforcing the goal of long-term share price appreciation. In 2016, our Compensation Committee awarded the following stock options to our executive officers, which vest ratably over five years:

Executive Officer	Stock Options Awarded (#)	Option Exercise Price ($)	Value of Stock Options Awarded ($) (a)
Keith J. Allman	206,250	25.51	1,327,054
John G. Sznewajs	68,750	25.51	442,351
Richard A. O’Reagan	43,500	25.51	279,888
Kenneth G. Cole	33,750	25.51	217,154
Christopher K. Kastner	21,875	25.51	140,748

Value of Stock Options Awarded (column a): The value of stock options awarded is the aggregate grant date fair value of stock options, calculated in accordance with accounting guidance.

Other Components of our Executive Compensation Program

Base Salary

We pay our executive officers a base salary to provide each of them with a minimum, base level of cash compensation. During 2016, our Compensation Committee engaged its independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), to perform a comprehensive analysis of CEO pay levels within our peer group, as well as for similarly situated companies outside of that group. Based on this analysis and our Board’s assessment of Mr. Allman’s performance, our Compensation Committee determined that Mr. Allman’s salary of $1,100,000 should be increased 5% to $1,155,000.

Our Compensation Committee also approved a 3% increase in 2016 for Mr. Sznewajs, our Vice President, Chief Financial Officer, adjusting his salary from $644,000 to $663,300, and for Mr. Cole, our Vice President, General Counsel and Secretary, adjusting his salary from $415,000 to $427,500. The Committee approved an 8% market increase in 2016 for Mr. O’Reagan, our Group President, Global Plumbing, adjusting his salary from $463,500 to $500,000 and a 10% market increase for Mr. Kastner, our Vice President, Masco Operating System, adjusting his salary from $350,000 to $385,000 and increasing his target incentive percentages from 50% to 55%. In determining the appropriate compensation adjustments for our executive officers, our Compensation Committee conducts a review with our CEO of the performance and contributions of our executive officers in the prior year; considers market survey data in published executive compensation surveys for companies with annual revenues similar to ours and significant changes in the scope and complexity of the executive officer’s role; and receives input from Semler Brossy.

Executive Officer	Previous Base Salary ($)	Salary Increase Percentage	Base Salary as of July 1, 2016 ($)
Keith J. Allman	1,100,000	5%	1,155,000
John G. Sznewajs	644,000	3%	663,300
Richard A. O’Reagan	463,500	8%	500,000
Kenneth G. Cole	415,000	3%	427,500
Christopher K. Kastner	350,000	10%	385,000

Perquisites and Other Compensation

We offer a limited number of perquisites to our executive officers, as follows:

•	Personal use of our Company aircraft, which we maintain for business purposes. Our Compensation Committee has evaluated our policies and valuation practices for personal use of these aircraft, and our Board has requested that our CEO use our aircraft for both business and personal travel, with personal travel subject to prior approval by the Chairman of our Board. We may occasionally permit other executive officers to use our aircraft, for personal travel.

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•	An estate and financial planning program to assist them in achieving the benefit of our compensation programs. This program provides up to $10,000 per year for financial planning and tax preparation.

•	Relocation benefits, which may include reimbursement for certain moving and temporary living expenses and cash for incidental costs related to relocation.

Retirement Programs

We maintain the following defined contribution retirement plans for all of our employees, including our executive officers:

•	401(k) Savings Plan: Our 401(k) Savings Plan is a tax-qualified plan that includes a matching component and a profit sharing component.

•	Benefits Restoration Plan (“BRP”): Our BRP enables all of our highly-compensated employees to obtain the full financial benefit of the 401(k) Savings Plan, notwithstanding various limitations imposed on the plans under the Internal Revenue Code (the “Code”).

Our executive officers may also be entitled to receive benefits under the following frozen defined benefit plans:

•	Masco Corporation Pension Plan;

•	BRP applicable to the Masco Corporation Pension Plan; and

•	Supplemental Executive Retirement Plan (“SERP”): Mr. Sznewajs is the only current executive officer who may receive benefits under a SERP.

In 2010, we froze accruals in all of these plans, as well as in all of our other defined benefit plans offered to our U.S. employees. Consequently, the pension benefits ultimately payable to all executive officers are essentially fixed, although Mr. Sznewajs’s vesting in the frozen accrued SERP benefit has continued. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he is age 55, or we have a change in control (see “Payments Upon a Change in Control” below).

OUR EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

We Provide Long-Term Equity Incentives

We believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, restricted stock awards and stock options are an important component of our executive officers’ compensation. Our equity awards are priced based on the closing price on the date of grant, unless the grant date occurs within seven days prior to the release of our financial results. In that event, the grant is effective at the end of the second trading day after the release of the results and priced based on the closing price of our common stock on that date. Our equity awards vest in 20% installments over five years. Five-year vesting defers the executives’ realization of the full benefit of equity-based compensation for a substantial period of time and is longer than typical market practice. The value our executive officers ultimately realize from equity awards depends on the long-term performance of our common stock. Further, equity awards do not vest immediately upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period. Our executive officers understand that our performance will continue to impact them financially even after they retire, thereby reinforcing their focus on the long-term enhancement of stockholder value.

We Have a Long-Term Performance Program

Through our stockholder engagement we have learned that our stockholders strongly support a performance compensation program that measures performance over several years. Based on this feedback, we implemented our LTCIP, which measures performance over a three-year period. For the 2014-2016 performance period we measured performance based on ROIC. As a result, a significant portion of our executive officers’ compensation opportunity is based on the achievement of a long-term performance goal.

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We Can Clawback Incentive Compensation

If we restate our financial statements, other than as a result of changes to accounting rules or regulations, our Compensation Committee may recover from our executives incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

We Require Minimum Levels of Stock Ownership by our Executives

We require minimum stock ownership for our executive officers to further reinforce the alignment of their long-term financial interests with the interests of our stockholders. This requirement ensures that our executive officers maintain a substantial investment in our common stock and that a meaningful amount of each executive officer’s personal net worth is invested in our Company. Our executive officers are required to achieve the stock ownership necessary to meet the stock ownership requirements within three years of becoming subject to them.

Our Compensation Committee reviews our executive officers’ ownership of our common stock annually to ensure compliance with our stock ownership guidelines. Our executive officers’ direct stock holdings and unvested restricted stock awards are counted toward satisfaction of the guidelines. As of December 31, 2016, when the closing price of our common stock was $31.62, each of our executive officers met the stock ownership requirement.

Name	Minimum Stock Ownership Requirements		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars as of 12/31/2016 ($)	Multiple of Base Salary	Value of Shares Held by Executive as of 12/31/2016 ($)
Keith J. Allman	6	6,930,000	7.9	9,142,575
John G. Sznewajs	3	1,989,900	10.3	6,836,402
Richard A. O’Reagan	2	1,000,000	5.0	2,513,600
Kenneth G. Cole	2	855,000	5.4	2,287,549
Christopher K. Kastner	2	770,000	2.9	1,103,728

We Adopted Double-Trigger Change of Control Provisions for our Equity Awards

The terms of our equity awards granted after 2012 provide that the awards will vest only if there is both a change in control of our Company and the recipient of the award is terminated from employment at the time of the change in control or within two years after the change in control, or terminates employment for good reason (for example, if his or her job duties have been significantly diminished) (“double-trigger” vesting), or if the recipient’s awards are not replaced with comparable awards by the acquiring company.

Our Compensation Committee Conducts an Annual Compensation Risk Evaluation

Our Compensation Committee annually conducts a risk assessment of our compensation programs, including our executive compensation programs, focusing on the components of our compensation programs and analyzing whether those components present undue risk to us. In 2016, our Compensation Committee reviewed its risk assessment process to assure it reflects current best practices. As a result of this review, our Compensation Committee incorporated in its risk assessment consideration of our material business risks and their potential impact on our compensation programs. The Compensation Committee has concluded that our programs do not encourage excessive risk taking. While the total compensation program is designed to balance short- and long-term rewards, the largest portion of the compensation opportunity for our executive officers is through equity- and cash-based long-term incentives. Executive officers are also required to own a substantial amount of our stock to further encourage a long-term perspective. Our annual cash bonus and stock award programs and our LTCIP have established maximum payout opportunities in line with competitive practice.

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The Structure of our Compensation Programs Encourages Executive Retention and Protects Us

We believe several features of our compensation programs, including the terms and conditions of our equity plan, improve our retention of our executive officers and also reduce the potential that executive officers might engage in post-termination conduct that would be harmful to us. Our executive officers generally forfeit unvested awards of restricted stock and stock options when their employment terminates prior to retirement. Executive officers may exercise vested options for a limited period of time following termination. The terms of our awards prohibit our executive officers from competing with us for one year after termination. If an executive officer violates this restriction, we can recover the gain the executive officer realized from awards that vested within two years prior to termination.

We Prohibit Excise Tax Gross-Up Payments

Our Board has adopted a policy prohibiting excise tax gross-up payments, except for such payments committed to in equity awards and frozen SERP agreements entered into prior to 2012. Specifically, equity awards made in 2012 and thereafter will no longer be included for purposes of determining future excise tax gross-up payments. With the exception of tax equalization gross-up payments made to employees in connection with reimbursement of relocation or foreign expatriate expenses incurred at our request, we do not provide other tax gross-up payments.

We Prohibit Hedging and Pledging

Our anti-hedging and anti-pledging policy prohibits our executive officers and our directors from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of our equity or debt securities. Additionally, our executive officers and directors are prohibited from making any future purchases of our securities on margin or from pledging our securities as collateral for a loan, unless the arrangement is preapproved by our Governance Committee for any executive or by our Board for any director.

We Do Not Have Contractual Termination Arrangements

Our executive officers do not have employment contracts and are “at-will” employees who may be terminated at our discretion. We believe this preserves greater flexibility in our employment arrangements with our executive officers. Our executive officers also do not have change in control or severance contracts, although we have, from time to time, entered into severance arrangements with departing executive officers. For further discussion regarding change in control, see “Payments Upon Change In Control” below.

OUR ANNUAL COMPENSATION REVIEW PROCESS

We review and make decisions regarding the amount of eligible annual performance-based restricted stock awards, cash bonus payments and stock option grants in the first quarter of the year. We believe that determining these elements of compensation together at the beginning of the year gives us a better foundation for establishing our performance criteria and opportunity levels for the current year. This practice also better enables our Compensation Committee to determine our executive officers’ appropriate compensation mix and to align compensation with ongoing talent review and development in conjunction with our annual management talent review and development process.

Annual Management Talent Review and Development Process

Our annual management talent review and development process is used by our Compensation Committee and our CEO in making compensation decisions and for succession planning purposes. As part of this process, our CEO provides our Compensation Committee with an assessment of each executive who reports to him. The assessment includes an evaluation of each executive’s performance, development, progress

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and plans and potential for advancement, and considers market demand for the executive’s skill set. Our Compensation Committee also receives information, analyses and recommendations from our Vice President, Chief Human Resource Officer. While our Compensation Committee gives significant weight to the evaluations by our CEO, the final determination of compensation to be paid to our executive officers, including our CEO, rests solely with our Compensation Committee.

Compensation Data Considered by our Compensation Committee

Tally Sheets

Our Compensation Committee reviews a tally sheet that summarizes the various components of total compensation for our executive officers and other members of management. The tally sheet includes base salary, annual performance-based restricted stock and cash bonus, LTCIP awards, stock options, dividends on unvested shares of restricted stock, and our costs for the foregoing and for perquisites and other benefits, including the annual costs under retirement plans. The tally sheet allows our Compensation Committee to compare an executive officer’s compensation with the compensation of our other executive officers as part of its consideration of internal and external pay equity. Amounts actually realized by an executive officer from prior equity grants are not necessarily a factor in establishing current compensation, although the current value of outstanding equity awards may be considered by our Compensation Committee when assessing pay equity.

Market Data

Our Compensation Committee also reviews compensation for each of our executive officers with compensation information disclosed in the proxy statements of our peer group and with AonHewitt’s and Willis Towers Watson’s published compensation surveys for companies with annual revenues between $5 and $10 billion. When we achieve targeted levels of performance, our executive compensation program seeks to provide total target compensation (base salary, target annual bonus and the target value of long-term incentives) at approximately the median compensation level provided to executives in comparable positions at these companies. While our Compensation Committee generally targets total compensation for each executive officer at the median, it considers other factors, such as performance, the officer’s roles and responsibilities and the length of time the officer has served in the current position. Our Compensation Committee also reviews actual compensation paid as reported in published surveys and by our peer group to help inform individual pay decisions. We believe understanding market data allows us to attract and retain the talent we need while enabling us to manage our compensation expense.

The following table shows how our current executive officers’ target compensation and actual compensation in 2016 compared to market data published in 2016. Actual compensation is defined as the sum of base salary, actual cash bonuses paid under our annual program and under our LTCIP, and the grant date fair value of restricted stock awards and stock options.

Comparison to Market Compensation
Executive Officer	2016 Target Compensation	2016 Actual Compensation
Keith J. Allman President and Chief Executive Officer	Between the 25th and 50th percentile	Between the 50th and 75th percentile
John G. Sznewajs Vice President, Chief Financial Officer	Between the 50th and 75th percentile	Approximately 75th percentile
Richard A. O’Reagan Group President, Global Plumbing	Between the 25th and 50th percentile	Between the 25th and 50th percentile
Kenneth G. Cole Vice President, General Counsel and Secretary	Between the 25th and 50th percentile	Between the 50th and 75th percentile
Christopher K. Kastner Vice President, Masco Operating System	Between the 25th and 50th percentile	Between the 25th and 50th percentile

Pay-for-Performance Alignment

Finally, our Compensation Committee reviews the overall pay-for-performance alignment of our CEO’s compensation compared to our peer group over one-year and three-year periods. During 2016, our Compensation Committee

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reviewed data showing that our total stockholder return was at the 85th percentile of our peers and the 78th percentile of the S&P 500 for the three-year period ended December 31, 2015. While our CEO’s target compensation approximated the median of our peer group during this three-year period, our CEO’s realizable compensation was at the 34th percentile of our peer group. We define realizable compensation as the sum of salary, actual cash bonus, the target value of long-term cash incentives, and the value of restricted stock awards and stock options based on our stock price. The Compensation Committee believes there is good alignment between compensation paid to our CEO and our performance.

Our Peer Group

Given the many and diverse businesses in which we operate, composition of an appropriate peer group is challenging, as historically there have been few companies providing a mix of products similar to ours. Our Compensation Committee periodically considers the composition of our peer group and revised our peer group in 2016 by removing Jarden Corporation, SPX Corporation and Tyco International plc and adding Pentair plc and Fortive Corp. Our Compensation Committee believes that our current peer group listed below reflects the companies with whom we compete for executive talent and that have a range of annual revenues and business and operational characteristics similar to ours.

Current Peer Group of Companies
Dover Corporation	Pentair plc
Fortive Corp.	PPG Industries, Inc.
Fortune Brands Home & Security, Inc.	RPM International Inc.
Illinois Tool Works Inc.	Stanley Black & Decker, Inc.
Ingersoll-Rand plc	Textron Inc.
Mohawk Industries, Inc.	The Sherwin-Williams Company
Newell Rubbermaid Inc.	The Valspar Corporation
Owens Corning	Whirlpool Corporation
Parker-Hannifin Corporation

Retention of Discretion by our Compensation Committee

Our approach to executive compensation emphasizes corporate rather than individual performance, echoing our operating strategy that encourages collaboration and cooperation among our businesses and corporate functions. We believe that the effectiveness of our executive compensation programs requires not only objective, formula-based arrangements, but also the exercise of discretion and sound business judgment by our Compensation Committee. Accordingly, our Compensation Committee retains discretion to adjust the mix of cash and equity compensation, adjust the mix of restricted stock and stock options awarded, and offer different forms of equity-based compensation. With this discretion, our Compensation Committee is best able to reward the individual contributions of each executive officer and to respond to an executive’s expanding responsibilities, market practices and our changing business needs.

In addition to granting performance-based restricted stock based on prior year performance, our Compensation Committee also has the discretion to award shares of time-based restricted stock to our executive officers, other than our CEO, if it determines that an executive officer has made outstanding individual contributions during the prior year. The total value of these awards cannot exceed 20% of the combined annual base salaries of the executive officers (excluding the salary of our CEO). No discretionary awards were made in 2016.

Outside Compensation Consultant

Our Compensation Committee has engaged Semler Brossy as its compensation consultant. Semler Brossy was chosen by our Compensation Committee based on its deep experience in the area of executive compensation and its creative and proactive approach in analyzing executive compensation practices and programs. During 2016, Semler Brossy attended Compensation Committee meetings, met with our Compensation Committee in executive sessions without our executive officers or other members of

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management, met individually with our Compensation Committee members and our Compensation Committee Chair, and advised our Compensation Committee on its overall implementation of our compensation objectives, on the Company’s peer group, on director compensation practices and on the compensation for our executive officers. After considering the factors promulgated by the SEC for assessing the independence of its advisers, our Compensation Committee has determined that the work of Semler Brossy has not raised any conflict of interest.

TAX TREATMENT

Section 162(m) of the Internal Revenue Code limits deductibility of annual compensation in excess of $1 million paid to our executive officers, unless this compensation qualifies as “performance-based.” Our stockholder-approved plan permits our Compensation Committee to grant cash and equity awards intended to qualify under Section 162(m) so that they may be deductible. Our Compensation Committee, however, believes it is in our interest to retain flexibility in our compensation programs. Consequently, in some circumstances, we have paid and intend to continue to pay compensation that may not qualify as deductible under Section 162(m).

CONCLUSION

We recognize the importance of attracting and retaining executive officers who can effectively lead our business, and in motivating them to maximize our corporate performance and create long-term value for our stockholders. We believe in rewarding our executive officers to a significant degree based on our performance. We continue to thoughtfully and thoroughly analyze our compensation practices and programs and to regularly reach out to a significant number of our stockholders to understand their perspectives regarding our compensation programs. We believe our compensation practices and programs strongly align our executive officers’ interests with the long-term interests of stockholders, reward our executive officers based on our performance and incentivize them to focus on our critical business objectives.

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Compensation Committee Report

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco’s proxy statement.

Donald R. Parfet, Chair

J. Michael Losh

Christopher A. O’Herlihy

Lisa A. Payne

Mary Ann Van Lokeren

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Proposal 2: Advisory Vote to Approve the Compensation of Our Named Executive Officers

We are seeking your advisory vote approving the compensation paid to our named executive officers (whom we refer to as “executive officers” in this Proposal 2). We believe the structure of our executive compensation programs promotes the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our critical business objectives and to create long-term value for our stockholders.

At our 2016 Annual Meeting, we submitted a non-binding advisory proposal to our stockholders to approve the compensation paid to our executive officers (a “say-on-pay proposal”). Approximately 98% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. We believe that this strong approval resulted from our continued focus on pay-for-performance.

We delivered strong financial results in 2016, and in doing so, we exceeded the target goals for our performance-based compensation programs.

•	Our 2016 annual performance program was based on operating profit and working capital as a percent of sales goals. We achieved a performance percentage of 141%, and as a result, consistent with our commitment to pay-for-performance, our executive officers earned restricted stock awards and cash bonuses based on this achievement.

•	Our 2014-2016 Long Term Cash Incentive Program was based on return on invested capital. For the three-year period 2014-2016, we exceeded the target ROIC goal and achieved a performance percentage of 132%.

Our executive officers’ potential performance-based compensation represents a significant percentage of total annual target compensation. In 2016, the percentage of total target compensation (base salary, target annual cash bonus and restricted stock award and the target value of long-term incentives) that was performance-based was 86% for our CEO and 73% for our other executive officers.

We believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, equity grants in the form of restricted stock awards and stock options are an important component of compensation for our executive officers.

Our Board recommends a vote FOR the following resolution providing an advisory approval of the compensation paid to our named executive officers:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in this proxy statement, is hereby approved.

Although the vote on this proposal is advisory and non-binding, our Compensation Committee and our Board will review and consider the result of the vote when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

Depending on the results of Proposal 3, we will hold the next advisory vote on compensation of our named executive officers in 2018, 2019 or 2020.

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Proposal 3: Advisory Vote on Frequency of Advisory Votes on Executive Compensation

We are also seeking your input with respect to the frequency of future stockholder advisory votes on compensation paid to our named executive officers. In particular, we are asking whether the advisory vote that is the subject of Proposal 2 should occur every 1, 2 or 3 years.

Our Board believes at this time that an annual advisory vote on the compensation of our named executive officers is appropriate. An annual advisory vote will allow us to continue to obtain information on stockholders’ views of the compensation of our named executive officers on a current and consistent basis. We also believe that an annual advisory vote will provide our Compensation Committee and our Board with more direct input from stockholders on our executive compensation policies, practices and procedures.

When voting on this Proposal you will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every 1, 2 or 3 years, or to abstain entirely from voting on the matter. If a frequency (1, 2 or 3 years) receives a majority of the votes cast by shares entitled to vote thereon, it will be deemed to be the frequency of the advisory vote on the compensation of our named executive officers recommended by stockholders. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the selection of frequency on the outcome.

The vote on this proposal is advisory and is not binding; however, our Board will carefully consider the voting results when deciding when to call for the next advisory vote on executive compensation.

For the reasons discussed above, our Board recommends a vote for the selection of “1 YEAR” as the frequency with which stockholders will vote on executive compensation.

We will hold the next advisory vote on the frequency of advisory votes on executive compensation of our named executive officers in 2023.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2017

Compensation of Executive Officers

SUMMARY COMPENSATION TABLE

The following table reports compensation earned during the years indicated by Mr. Allman, our principal executive officer, Mr. Sznewajs, our principal financial officer, and Messrs. O’Reagan, Cole and Kastner, our three other most highly compensated executive officers in 2016. We refer to the individuals listed in the table collectively as our “executive officers.”

2016 Summary Compensation Table
Name and Principal Position	Year (a)	Salary ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)
Keith J. Allman President and Chief Executive Officer	2016	1,126,654	2,442,825	1,327,054	4,224,800	33,376	611,019	9,765,728
	2015	998,461	2,376,001	1,595,550	3,051,000	—	321,407	8,342,419
	2014	842,788	1,080,062	1,286,550	1,755,000	103,628	178,638	5,246,666
John G. Sznewajs Vice President, Chief Financial Officer	2016	653,353	701,325	442,351	1,320,200	257,598	128,344	3,503,171
	2015	634,354	695,403	531,850	1,490,500	—	100,767	3,452,874
	2014	618,269	375,083	524,150	1,170,000	932,222	95,414	3,715,138
Richard A. O’Reagan Group President, Global Plumbing	2016	481,188	528,863	279,888	528,700	3,147	102,351	1,924,137
	2015	456,646	500,506	328,780	500,500	—	83,587	1,870,019
	2014	405,492	270,081	—	270,000	9,598	186,278	1,141,449
Kenneth G. Cole Vice President, General Counsel and Secretary	2016	421,058	391,838	217,154	666,400	8,911	81,955	1,787,316
Christopher K. Kastner Vice President, Masco Operating System	2016	366,962	298,688	140,748	298,600	—	66,898	1,171,896
	2015	350,000	957,279	430,315	252,000	—	260,613	2,250,207

Year (column a): Information is included in the table only for those years in which the individual has served as an executive officer and was named in our Summary Compensation Table.

Salary (column b): Salary includes amounts voluntarily deferred by each executive officer as salary reductions under our 401(k) Savings Plan.

Stock Awards (column c): Based on SEC rules, this column reports the estimated fair value of the restricted stock award opportunity for the applicable performance year even though the restricted stock award is not granted until the following year. Although the SEC rules require the estimated fair value to be based on the probable outcome of the performance or service award at the grant date, this column reflects the actual awards for the 2016, 2015 and 2014 performance year, as applicable, since the grant date for the award occurred when the award was actually determined in early 2017, 2016 and 2015, respectively. The threshold, target and maximum dollar values applicable to 2016 performance are reported in the 2016 Grants of Plan Based Awards Table below. Our executive officers do not realize the value of restricted stock awards until those awards vest over the five-year vesting period following the grant date.

Option Awards (column d): This column reports the aggregate grant date fair value of stock options, calculated in accordance with accounting guidance. In determining the fair market value of stock options, we used the same assumptions that can be found in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding year. These amounts do not correspond to the actual value the executive officer will realize, which will depend on overall market conditions, the future performance of our common stock and the timing of exercise of the option.

MASCO 2017	PART III - COMPENSATION OF EXECUTIVE OFFICERS

Non-Equity Plan Incentive Compensation (column e): The amounts reported in this column are based on the achievement of our performance targets, which are described in the Compensation Discussion and Analysis above, and include the annual performance-based cash bonuses that were earned for the year indicated and the performance-based payments under our LTCIP that were earned for the three-year period ending in the year indicated, as follows:

2016 Non-Equity Plan Incentive Compensation
Name	Annual Performance-Based Cash Bonus ($)	LTCIP for Three-Year Period 2014-2016 ($)	Total ($)
Keith J. Allman	2,442,800	1,782,000	4,224,800
John G. Sznewajs	701,400	618,800	1,320,200
Richard A. O’Reagan	528,700	—	528,700
Kenneth G. Cole	391,800	274,600	666,400
Christopher K. Kastner	298,600	—	298,600

•	Mr. O’Reagan, who was promoted to Group President in May 2014, was not a participant in the 2013-2015 LTCIP or the 2014-2016 LTCIP

•	Mr. Kastner, who was hired in 2014, was not a participant in the 2013-2015 LTCIP or the 2014-2016 LTCIP.

Change in Pension Value & Nonqualified Deferred Compensation Earnings (column f): This column reports changes in the sum of year-end pension values, which reflect actuarial factors and variations in interest rates used to calculate present values. Increases in pension values do not represent increased benefit accruals since benefits in our domestic defined benefit plans were frozen effective January 1, 2010. These values were obtained by comparing the present value of accumulated benefits for December 31 of the year indicated (shown for 2016 in the “2016 Pension Plan Table”) to the comparable amount for the prior year. We calculated the pension values for each of 2016, 2015 and 2014 using the same assumptions that can be found in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding years. The executive officers did not have any above-market earnings under any of the plans in which they participate. The 2016 Summary Compensation Table shows no increases for 2015, since all values decreased due to the effect of rising interest rate assumptions used in the calculations.

All Other Compensation (column g): We provided our executive officers with the following other benefits in 2016:

Name	Profit Sharing and 401(k) Matching Contributions ($)	Relocation Benefits ($)	Financial Planning Expense ($)	Personal Use of Company Aircraft ($)	Tax Equalization Gross-up Payments ($)	Total ($)
Keith J. Allman	294,710	203,193	—	104,903	8,213	611,019
John G. Sznewajs	124,559	—	3,785	—		128,344
Richard A. O’Reagan	95,553	—	—	6,798		102,351
Kenneth G. Cole	81,955	—	—	—		81,955
Christopher K. Kastner	66,898	—	—	—		66,898

•	The amounts reflected in the Profit Sharing and 401(k) Matching Contributions column include contributions under the 401(k) Savings Plan and the portions of the Benefit Restoration Plan applicable to that plan.

•	The relocation benefits and tax equalization gross-up payments for Mr. Allman are in connection to the sale of his home in 2016 following his required relocation to our corporate headquarters in a prior year.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2017

GRANTS OF PLAN-BASED AWARDS

The following table provides information about:

•	the potential payouts available in 2016 to our executive officers under our annual performance-based cash bonus and stock award opportunity and our LTCIP; and

•	the actual grants of stock options we made in 2016 to our executive officers under our 2014 Long Term Stock Incentive Plan.

Our Compensation Discussion and Analysis above describes our annual performance-based cash bonus and stock award opportunities, performance targets, grants of stock options and our LTCIP.

2016 Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options (a)	Exercise or Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($) (b)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Keith J. Allman	N/A1	693,000	1,732,500	3,465,000
	N/A2	660,000	1,650,000	3,300,000
	N/A3				693,000	1,732,500	3,465,000
	2/10/2016								206,250	25.51	1,327,054
John G. Sznewajs	N/A1	198,990	497,475	994,950
	N/A2	193,200	483,000	966,000
	N/A3				198,990	497,475	994,950
	2/10/2016								68,750	25.51	442,351
Richard A. O’Reagan	N/A1	150,000	375,000	750,000
	N/A2	139,050	347,625	695,250
	N/A3				150,000	375,000	750,000
	2/10/2016								43,500	25.51	279,888
Kenneth G. Cole	N/A1	111,150	277,875	555,750
	N/A2	107,900	269,750	539,500
	N/A3				111,150	277,875	555,750
	2/10/2016								33,750	25.51	217,154
Christopher K. Kastner	N/A1	84,700	211,750	423,500
	N/A2	70,000	175,000	350,000
	N/A3				84,700	211,750	423,500
	2/10/2016								21,875	25.51	140,748

Estimated Future Payouts Under Non-Equity Incentive Plan Awards:

•	The amounts that correspond to grant date “N/A1” reflect the threshold, target, and maximum opportunities under our 2016 annual performance-based cash bonus program described in our Compensation Discussion and Analysis. The actual amounts paid under this program can be found in the 2016 Summary Compensation Table above.

•	The amounts that correspond to grant date “N/A2” reflect the threshold, target, and maximum opportunities under our 2016-2018 LTCIP. The actual amounts paid under the LTCIP will depend on return on invested capital performance over the three-year period and the LTCIP’s terms and conditions.

MASCO 2017	PART III - COMPENSATION OF EXECUTIVE OFFICERS

Estimated Future Payouts Under Equity Incentive Plan Awards: The amounts that correspond to grant date “N/A3” reflect the threshold, target and maximum opportunities under our 2016 annual performance-based restricted stock program described in our Compensation Discussion and Analysis. The resulting restricted stock awards were made in February 2017 are reported in the 2016 Summary Compensation Table above.

All Other Option Awards (column a): These amounts reflect the number of stock options granted to each executive officer in 2016. The stock options granted vest in equal installments of 20% over a period of five years and remain exercisable until ten years from the date of grant.

Grant Date Fair Value of Stock and Option Awards (column b): The grant date fair value reported is determined in accordance with accounting guidance. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at a future date when the option is exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

We make equity grants pursuant to our 2014 Long Term Stock Incentive Plan; outstanding grants made prior to May 2014 were made pursuant to our 2005 Long Term Stock Incentive Plan. We refer to these plans in this proxy statement collectively as our “Long Term Stock Incentive Plan.” The following table shows, for each executive officer as of December 31, 2016:

•	each vested and unvested stock option outstanding;

•	the aggregate number of unvested shares of restricted stock; and

•	the market value of unvested shares of restricted stock based on the closing price of our common stock on December 31, 2016, which was $31.62 per share.

Unvested restricted shares are held in the executive officer’s name, and the executive officer has the right to vote the shares and receive dividends on the restricted shares, but may not sell the shares until they vest. The value each executive officer will realize when the restricted shares vest will depend on the value of our common stock on the vesting date.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2017

2016 Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Restricted Stock Awards
Name	Original Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Keith J. Allman						187,741	5,936,370
	12/5/2011	18,234	—	8.26	12/05/2021
	2/15/2012	16,525	16,524	10.24	02/15/2022
	2/13/2013	16,525	33,049	17.87	02/13/2023
	2/12/2014	30,770	92,311	19.66	02/12/2024
	2/11/2015	37,608	150,432	22.92	02/11/2025
	2/10/2016	—	206,250	25.51	2/10/2026
John G. Sznewajs						98,229	3,106,001
	5/12/2008	165,248	—	16.30	05/12/2018
	2/9/2009	96,869	—	7.05	02/09/2019
	2/12/2010	165,248	—	12.12	02/12/2020
	2/16/2011	85,473	—	11.25	02/16/2021
	2/15/2012	66,099	16,525	10.24	02/15/2022
	2/13/2013	49,574	33,050	17.87	02/13/2023
	2/12/2014	25,072	37,608	19.66	02/12/2024
	2/11/2015	12,536	50,144	22.92	02/11/2025
	2/10/2016	—	68,750	25.51	02/10/2026
Richard A. O’Reagan						61,725	1,951,745
	2/9/2009	3,418	—	7.05	02/09/2019
	2/11/2015	7,749	30,998	22.92	02/11/2025
	2/10/2016	—	43,500	25.51	2/10/2026
Kenneth G. Cole						40,369	1,276,468
	5/12/2008	5,812	—	16.30	05/12/2018
	2/12/2010	9,117	—	12.12	02/12/2020
	7/31/2013	20,513	13,676	18.01	07/31/2023
	2/12/2014	6,838	10,256	19.66	02/21/2024
	2/11/2015	5,409	21,634	22.92	02/11/2025
	2/10/2016	—	33,750	25.51	02/10/2026
Christopher K. Kastner						34,906	1,103,728
	2/11/2015	6,154	24,616	22.92	02/11/2025
	2/11/2015	3,989	15,954	22.92	02/11/2025
	2/10/2016	—	21,875	25.51	02/10/2026

Option Awards: Stock option awards vest in equal annual installments of 20% commencing in the year following the year of grant.

Restricted Stock Awards: Restricted stock awards granted in 2010 and after vest in equal annual installments of 20%. Restricted stock awards granted prior to 2010 vest in equal annual installments of 10%.

MASCO 2017	PART III - COMPENSATION OF EXECUTIVE OFFICERS

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired, and the value realized, by each of our executive officers during 2016, in connection with the exercise of stock options and the vesting of restricted stock previously awarded to each executive officer.

2016 Option Exercises and Stock Vested

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Keith J. Allman	—	—	48,095	1,207,961
John G. Sznewajs	125,359	1,338,868	33,382	855,128
Richard A. O’Reagan	—	—	21,896	549,081
Kenneth G. Cole	19,486	244,481	11,585	310,823
Christopher K. Kastner	—	—	6,256	156,087

RETIREMENT PLANS

This section describes the retirement plans available to our executive officers.

Defined Contribution Plans

Our defined contribution plans are the tax-qualified 401(k) Savings Plan and the non-qualified Benefits Restoration Plan (“BRP”) applicable to the 401(k) Savings Plan. All of our executive officers participate in both of our defined contribution plans. We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by our executive officers.

401(k) Savings Plan

Our 401(k) Savings Plan is available to eligible employees, and provides two employer contribution components, if applicable. The first employer contribution component is a matching contribution under which we match a percentage of an employee’s compensation deferred into the 401(k) Savings Plan. The second component is a discretionary profit sharing contribution that is guided by the operating profit performance target goal used to determine annual performance-based restricted stock awards and cash bonuses (see “Our 2016 Annual Performance Program” above). Our Compensation Committee has established our maximum contribution percentage at 10% of each participant’s annual earnings (base salary and cash bonus).

Defined Contribution Portion of the BRP

The defined contribution portion of our BRP is available to our highly compensated employees and is not funded. Under the BRP, we make account allocations reflecting our 401(k) Savings Plan employer match (in 2016, for contributions up to $18,000), profit sharing contribution amounts that exceed the Code’s limitations, and pro-forma earnings (or losses) on participants’ accounts. Following a participant’s termination of employment, the BRP account is paid by us in a lump sum.

2016 Non-Qualified Deferred Compensation

(Defined Contribution Portion of the Benefits Restoration Plan)

Name	Masco Allocations ($) (a)	Aggregate Earnings ($) (b)	Aggregate Withdrawals / Distributions ($) (c)	Aggregate Balance at December 31, 2016 ($) (d)
Keith J. Allman	263,175	35,646	—	499,039
John G. Sznewajs	93,024	36,133	—	471,583
Richard A. O’Reagan	64,018	11,277	—	189,498
Kenneth G. Cole	50,420	6,725	—	84,592
Christopher K. Kastner	35,363	2,504	—	28,108

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2017

Masco Allocations (column a): This column reports the amount of our 2016 plan year allocation to each executive officer’s BRP account. Amounts in this column are included in the All Other Compensation column in the 2016 Summary Compensation Table.

Aggregate Earnings (column b): This column reports the amount of pro-forma earnings (or losses) posted to the account in 2016.

Aggregate Withdrawals / Distributions (column c): This column reports the aggregate amount of all withdrawals, distributions or segregations from the account in 2016.

Aggregate Balance (column d): This column reports the account’s ending balance at December 31, 2016. The following amounts included in this column were previously reported as compensation in our Summary Compensation Table for 2014 and 2015:

Name	Masco Allocations Reported in 2014 ($)	Masco Allocations Reported in 2015 ($)
Keith J. Allman	57,285	156,104
John G. Sznewajs	52,919	68,437
Richard A. O’Reagan	33,123	45,255
Kenneth G. Cole	—	—
Christopher K. Kastner	—	25,604

Defined Benefit Pension Plans

Our defined benefit pension plans are the tax-qualified Masco Corporation Pension Plan (the “Pension Plan”), the non-qualified BRP applicable to the Pension Plan and the non-qualified Supplemental Executive Retirement Plan (“SERP”). Our defined benefit pension plans were frozen for future benefit accruals effective January 1, 2010. Consequently, the defined benefit pension benefits accrued for each of our executive officers are essentially fixed.

The Pension Plan and BRP

The Pension Plan and BRP provide that at age 65, a participant receives an annual payment for the remainder of his or her life, with five years’ payments guaranteed. Employees became 100% vested in their pension benefit after completing five years of employment with us. The benefits paid are reduced for early retirement if commenced prior to age 65. The maximum credited service under the Pension Plan and the defined benefit portion of the BRP was 30 years. A participant who has ten or more years of service with us is eligible to receive a disability benefit equal to the participant’s accrued benefit. Messrs. Allman, Sznewajs, O’Reagan and Cole are participants in our Pension Plan, and each is 100% vested in their Pension Plan benefits. Messrs. Allman and Sznewajs are participants in our BRP applicable to the Pension Plan.

SERP

Mr. Sznewajs is a participant in the SERP, which provides that at age 65, participants receive an annual payment for life of an amount up to 60% of the average of their highest three years’ cash compensation (base salary plus annual cash bonus, up to 60% of that year’s maximum bonus opportunity) earned on or before January 1, 2010. SERP payments are reduced by certain benefits paid by our other retirement plans or by retirement benefits payable by other employers. The maximum benefit under the SERP accrues after 15 years. When the SERP was frozen on January 1, 2010, Mr. Sznewajs’s accrual of 52% was frozen, and he is now 50% vested. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he reaches age 55, or we have a change in control.

The SERP provides a disability benefit for participants who become disabled while employed by us. The disability benefit is paid until the earlier of death, recovery from disability or age 65; is offset by payments from long-term disability insurance we have paid for; and is equal to 60% of the participant’s annual salary and bonus (up to 60% of the maximum bonus opportunity) as of January 1, 2010. At age 65, payments revert to a calculation based on the highest three-year average compensation as of January 1, 2010. Under the SERP, participants and their spouses may also receive medical benefits.

MASCO 2017	PART III - COMPENSATION OF EXECUTIVE OFFICERS

The present value of SERP payments to Mr. Sznewajs is reported in the 2016 Pension Plan Table below. A surviving spouse would receive reduced benefits.

Pension Plan Table

The 2016 Pension Plan Table below reports the estimated present values on December 31, 2016 of accumulated benefits for each of our executive officers under the Pension Plan, the defined benefit portion of the BRP and the SERP, as applicable. The amounts payable to Mr. Sznewajs under the SERP have been reduced by amounts payable to him under the Pension Plan and the defined benefit portion of the BRP. Mr. Sznewajs’ SERP amount has also been reduced by the January 1, 2010 benefits payable under the profit sharing component of the 401(k) Savings Plan and the defined contribution portion of the BRP.

2016 Pension Plan Table

Name	Plan Name	Number of Years Credited Service (#) (a)	Present Value of Accumulated Benefits ($) (b)
Keith J. Allman	Pension Plan	12	291,200
	Defined Benefit Portion—BRP	12	92,148
John G. Sznewajs	Pension Plan	13	282,752
	Defined Benefit Portion—BRP	13	246,969
	SERP	13	2,621,223
Richard A. O’ Reagan	Pension Plan	1	32,479
Kenneth G. Cole	Pension Plan	6	90,310

Number of Years Credited Service (column a): This column reports:

•	For the Pension Plan and BRP credited service through January 1, 2010, the date on which accruals under our defined benefit pension plans were frozen, for years of employment with us, and our subsidiaries; and

•	For the SERP, credited service through January 1, 2010, for years of employment only with us.

We have not granted additional accruals to any of the executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

Present Value of Accumulated Benefits (column b): Amounts in this column were calculated as of December 31, 2016 using the normal form of benefit payable under each plan using: (a) base pay only for the Pension Plan and BRP, (b) base pay plus cash bonus for the SERP, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Although SEC disclosure rules require a present value calculation, none of these plans (other than the SERP and the BRP, in the event of a change in control) provides benefits in a lump sum.

PAYMENT UPON CHANGE IN CONTROL

We do not have employment agreements or change in control agreements with any of our executive officers. If we experienced a change in control, our executive officers would receive lump-sum payments of benefits under the BRP and, for Mr. Sznewajs, the SERP, that otherwise would be paid over time. Additionally, these two plans and our Long Term Stock Incentive Plan provide that participants could receive accelerated vesting and reimbursement (limited, for equity grants, to those made prior to 2012) in the case of imposition of excise tax upon a change in control. Upon a change in control, Mr. Sznewajs’s frozen SERP accrual of 52% would not change, but his vesting in this benefit would advance from 50% to 100%. None of our plans provides for additional accrual of benefits in the case of a change in control.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2017

The following table reports the values of all payments (other than from our tax-qualified retirement plans) assuming a change in control (and a termination of employment under certain conditions) had occurred on December 31, 2016.

Payments Upon a Change in Control

Name	Cash ($)	Equity ($) (a)	SERP and BRP Payments ($) (b)	Perquisites ($)	Excise Tax Reimbursement ($) (c)	Other ($)	Total ($)
Keith J. Allman	—	10,417,063	860,934	—	—	—	11,277,997
John G. Sznewajs	—	5,219,852	3,562,678	—	—	—	8,782,530
Richard A. O’Reagan	—	2,487,213	253,516	—	—	—	2,740,729
Kenneth G. Cole	—	1,979,689	135,012	—	—	—	2,114,701
Christopher K. Kastner	—	1,590,343	63,471	—	—	—	1,653,814

Equity (column a): A change in control would trigger vesting (assuming a termination of employment under certain conditions had occurred with respect to awards granted beginning in 2013) of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the last column of the 2016 Outstanding Equity Awards at Fiscal Year-End table above), plus the intrinsic values for vesting of stock options (based on our closing stock price of $31.62 on December 31, 2016): $4,480,693 for Mr. Allman; $2,113,851 for Mr. Sznewajs; $535,468 for Mr. O’Reagan; $703,221 for Mr. Cole; and $486,615 for Mr. Kastner.

SERP and BRP Payments (column b): Amounts calculated for both the SERP and the BRP utilize the discount rates and mortality assumptions equal to the Pension Benefit Guarantee Corporation discount rates for lump sums in plan terminations, as in effect four months prior to the change in control, and the UP-1984 mortality table (both of which differ from the rates and assumptions used to calculate the lump sums reported in the Pension Plan Table). Amounts in this column also include amounts shown in the 2016 Non-Qualified Deferred Compensation table above.

Excise Tax Reimbursement (column c): Excise tax reimbursements apply only to agreements and equity grants entered into prior to 2012. At December 31, 2016, no individual’s payments would have exceeded applicable limits in the Code for parachute payments; therefore, no amounts are shown in this column.

PAYMENT UPON RETIREMENT, TERMINATION, DISABILITY OR DEATH

Our executive officers may also be entitled to receive certain benefits upon retirement, voluntary or involuntary termination, disability or death, as described below. The benefits reported in the following tables would be paid on a monthly basis and, other than the BRP defined contribution component, not as lump sum payments.

Retirement

Upon retirement at or after age 65, our executive officers would be fully vested in the accumulated pension benefits shown in the table below. Our restricted stock and stock option awards do not vest upon retirement; following retirement, equity awards generally continue to vest in accordance with the remaining vesting period.

Payment Upon Retirement

Name	Pension Plan Benefit ($)	BRP Benefit - Defined Benefit Portion	BRP Benefit - Defined Contribution Portion	SERP Benefit ($)	Total ($)
Keith J. Allman	291,200	92,148	762,214	—	1,145,562
John G. Sznewajs	282,752	246,969	564,607	2,621,223	3,715,551
Richard A. O’Reagan	32,479	—	253,516	—	285,995
Kenneth G. Cole	90,310	—	135,012	—	225,322
Christopher K. Kastner	—	—	63,471	—	63,471

MASCO 2017	PART III - COMPENSATION OF EXECUTIVE OFFICERS

Termination

If voluntary or involuntary termination of employment had occurred on December 31, 2016, our executive officers would be fully vested in the accumulated pension benefits shown in the table below. Absent an agreement for post-termination extended vesting, termination of employment would result in forfeiture to us of all unvested restricted stock awards and unvested stock options. Vested stock options would remain exercisable for 30 days, in the case of voluntary termination, or three months, in the case of involuntary termination, but not beyond the originally-specified exercise period.

Payment Upon Termination

Name	Pension Plan Benefit ($)	BRP Benefit - Defined Benefit Portion	BRP Benefit - Defined Contribution Portion	SERP Benefit ($) (a)	Total ($)
Keith J. Allman	291,200	92,148	762,214	—	1,145,562
John G. Sznewajs	282,752	246,969	564,607	1,310,612	2,404,940
Richard A. O’Reagan	32,479	—	253,516	—	285,995
Kenneth G. Cole	90,310	—	135,012	—	225,322
Christopher K. Kastner	—	—	63,471	—	63,471

SERP Benefit (column a): Mr. Sznewajs would have been 50% vested in his SERP benefit if his employment had terminated on December 31, 2016.

Disability

If disability had terminated the employment of any of our executive officers on December 31, 2016, the executive officer would receive the benefits as reported in the table below. In addition, each executive officer would receive a benefit of $144,000 per year, payable from our long-term disability insurance policy. Any disability benefit received would terminate upon the earliest of death, recovery from disability or age 65, at which time the applicable retirement, termination or death benefits would become effective. In addition, all restrictions on restricted shares would lapse and all unvested stock options would become exercisable for the period of time allowed under the original awards.

Payment Upon Disability

Name	BRP Benefit - Defined Benefit Portion	BRP Benefit - Defined Contribution Portion	SERP Benefit ($)	Equity ($) (a)	Total Benefit ($)
Keith J. Allman	144,512	762,214	—	10,417,063	11,323,789
John G. Sznewajs	498,303	564,607	6,227,860	5,219,852	12,510,622
Richard A. O’Reagan	—	253,516	—	2,487,213	2,740,729
Kenneth G. Cole	—	135,012	—	1,979,689	2,114,701
Christopher K. Kastner	—	63,471	—	1,590,343	1,653,814

Equity (column a): Disability would trigger vesting of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the last column of the “2016 Outstanding Equity Awards at Fiscal Year-End” table above), plus the incremental values for vesting of stock options (based on our closing stock price of $31.62 on December 31, 2016): $4,480,693 for Mr. Allman; $2,113,851 for Mr. Sznewajs; $535,468 for Mr. O’Reagan; $703,221 for Mr. Cole; and $486,615 for Mr. Kastner.

Death

If death had terminated the employment of any of our executive officers on December 31, 2016, the surviving spouse of the executive officer would receive the benefits as set forth in the table below. If the executive officer does not have a surviving spouse, a designated beneficiary (if applicable) would receive the

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2017

benefits below, with the exception of the SERP and Pension Plan benefits and the benefits under the defined benefit portion of the BRP. In addition, all restrictions on restricted shares would lapse and all unvested stock options would become exercisable for up to a year, but not beyond the period of time allowed under the original awards.

Payment Upon Death

Name	Pension Plan Benefit ($)	BRP Benefit ($)		SERP Benefit ($)	Equity ($) (a)	Total Benefit ($)
		Defined Benefit Portion	Defined Contribution Portion
Keith J. Allman	133,389	41,666	762,214	—	10,417,063	11,354,332
John G. Sznewajs	122,658	105,635	564,607	5,267,833	5,219,852	11,280,585
Richard A. O’Reagan	15,314	—	253,516	—	2,487,213	2,756,043
Kenneth G. Cole	38,318	—	135,012	—	1,979,689	2,153,019
Christopher K. Kastner	—	—	63,471	—	1,590,343	1,653,814

Equity (column a): Death would trigger vesting of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the last column of the “2016 Outstanding Equity Awards at Fiscal Year-End” table above), plus the incremental values for vesting of stock options (based on our closing stock price of $31.62 on December 31, 2016): $4,480,693 for Mr. Allman; $2,113,851 for Mr. Sznewajs; $535,468 for Mr. O’Reagan; $703,221 for Mr. Cole; and $486,615 for Mr. Kastner.

Other Arrangements

As noted above in our “Compensation Discussion and Analysis,” it is our general policy not to enter into contractual termination arrangements. On an individually-negotiated basis we may enter into severance arrangements or arrangements for an executive officer’s services following termination of employment. Such arrangements may include continued vesting of restricted stock or options that would otherwise be forfeited, as well as provisions restricting competitive activities following termination.

MASCO 2017	PART IV - AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of the integrity of our financial statements, the effectiveness of our internal controls over financial reporting, the qualifications, independence, performance and compensation of our independent registered public accounting firm (“independent auditors”), the performance of our internal audit function, our compliance with legal and regulatory requirements, and compliance by our employees and officers with our Code of Business Ethics. Management is responsible for the accuracy of our financial statements and our reporting process, including our system of internal controls over financial reporting. In discharging its oversight responsibilities, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2016 and our processes to ensure the accuracy of our financial statements.

The Audit Committee obtained from our independent auditors, PricewaterhouseCoopers LLP (“PwC”), the written disclosures and letter required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC any relationships that may impact PwC’s objectivity and independence and satisfied itself as to PwC’s independence. The Audit Committee confirmed that PwC’s provision of non-audit services to us did not impair their independence. The Audit Committee discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 1301 as adopted by the Public Company Accounting Oversight Board, regarding communication with the Audit Committee. The Audit Committee also met with PwC independent of management.

Based on the reviews and discussions with management and the independent auditors described above, the Audit Committee recommended to the Board of Directors that our financial statements as of and for the year ended December 31, 2016 be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee also reappointed PwC as our independent registered public accounting firm, which stockholders are being asked to ratify.

Audit Committee

Lisa A. Payne, Chair

Mark R. Alexander

Christopher A. O’Herlihy

Donald R. Parfet

John C. Plant

Reginald M. Turner

PART IV - AUDIT MATTERS	MASCO 2017

PricewaterhouseCoopers LLP Fees

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by our independent registered public accounting firm, PwC, for the years ended December 31, 2016 and 2015 were (in millions):

	2016	2015
Audit Fees	$8.1	$9.2
Audit-Related Fees	—	1.9
Tax Fees	0.8	1.0
All Other Fees	0.1	0.1
Total	$9.0	$12.2

•	The Audit Fees for the years ended December 31, 2016 and 2015 were for services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal controls over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

•	The Audit-Related Fees for the year ended December 31, 2015 were for services rendered for due diligence related to acquisitions and dispositions and audits not required by law, and for services rendered in connection with the spin off of TopBuild Corp.

•	The Tax Fees for the years ended December 31, 2016 and 2015 were for professional services related to tax return preparation, tax planning, and tax advice related to reorganizations, divestitures and transfer pricing programs.

•	All Other Fees for services rendered the years ended December 31, 2016 and 2015 were for services related to dispositions and miscellaneous services rendered. All Other Fees for services rendered the year ended December 31, 2016 also include fees for services related to system implementation assessments.

Audit Committee Pre-approval Policies and Procedures

Our Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by PwC. Our Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PwC that are not encompassed by our Audit Committee’s annual pre-approval. Our Audit Committee has delegated to our Audit Committee Chairperson the approval authority, on a case-by-case basis, for services outside or in excess of our Audit Committee’s aggregate pre-approved levels, provided that the Chair shall report any such decisions to our Audit Committee at its next regular meeting. All of the services referred to in the table above for 2016 were pre-approved by our Audit Committee and none of the services approved by our Audit Committee during 2016 were under the de minimis exception to pre-approval contained in the applicable rules of the SEC.

MASCO 2017	PART IV - AUDIT MATTERS

Proposal 4: Ratification of Selection of Independent Auditors

Our Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. As part of its oversight, our Audit Committee and its Chairperson review and evaluate our lead audit engagement partner, and participate in the selection of the new lead audit engagement partner in conjunction with the mandated rotation of that partner.

Our Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to audit our financial statements for the year 2017. We have retained PwC (or its predecessor) as our independent auditor for over 50 years, and our Audit Committee believes that the continued retention of PwC to serve as our independent auditor is in the best interests of our Company and our stockholders.

Representatives of PwC will be present at our Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. If the selection of PwC is not ratified, our Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

The affirmative vote of a majority of the votes cast by shares entitled to vote is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year 2017.

PART V – EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP	MASCO 2017

EXECUTIVE OFFICERS

Our Board of Directors elects our executive officers annually. Our current executive officers are listed below.

Name	Position	Age	Executive Officer Since
Keith J. Allman	President and Chief Executive Officer	54	2014
Amit Bhargava	Vice President, Strategy and Corporate Development	53	2015
Kenneth G. Cole	Vice President, General Counsel and Secretary	51	2013
Christopher K. Kastner	Vice President, Masco Operating System	45	2014
John P. Lindow	Vice President, Controller and Chief Accounting Officer	53	2011
Richard A. O’Reagan	Group President, Global Plumbing	53	2014
Renee Straber	Vice President, Chief Human Resource Officer	46	2014
John G. Sznewajs	Vice President, Chief Financial Officer	49	2005

Keith J. Allman: Mr. Allman’s experience is described above in “Class II Directors (Term Expiring at the Annual Meeting in 2017).”

Amit Bhargava: Mr. Bhargava joined us in January 2015 as Vice President, Strategy and Corporate Development. He served as Vice President, Enterprise Strategy & Development for UTC Aerospace Systems from 2013 through 2014. He previously served as Corporate Director, Corporate Strategy and Development for United Technologies Corporation (2012 - 2013) and as the Vice President, Business Development & Strategy for UTC Fire & Security (2011).

Kenneth G. Cole: Mr. Cole was elected as our Vice President, General Counsel and Secretary in July 2013. Mr. Cole joined us in 2004 and has held positions of increasing responsibility in our legal department, serving most recently as Senior Assistant General Counsel and Director of Commercial Legal Affairs.

Christopher K. Kastner: Mr. Kastner joined us in December 2014 as Vice President, Masco Operating System. He joined Danaher Corporation in 1995, where he worked for various business units, most recently as President (General Manager) of Anderson Instruments Co. (2013 - 2014) and as Vice President Global Operations - Gilbarco Veeder-Root (2008 - 2014). Mr. Kastner also served as Gilbarco Veeder-Root’s Vice President Commercial (2012 - 2013) and Vice President Global Dispensing (2011 - 2012).

John P. Lindow: Mr. Lindow was elected as our Vice President, Controller and Chief Accounting Officer in 2017. He was a Masco Group Controller from 2000 to 2007. He then served as Vice President Administration - Plumbing Products Platform until 2009, and was elected as our Vice President, Controller in 2011.

Richard A. O’Reagan: Mr. O’Reagan was promoted to Group President, Global Plumbing in May 2014. He joined Masco in 2008 as Vice President of Sales for Delta Faucet Company and in 2011 became the President of Delta Faucet Company.

Renee Straber: Ms. Straber was elected Vice President, Chief Human Resource Officer in October 2014, after serving as our Group Director - Human Resources since 2012. She joined Masco in 1995 as a Human Resource Representative for Delta Faucet Company and was promoted to Vice President, Human Resources for Delta Faucet Company in 2007.

John G. Sznewajs: Mr. Sznewajs was elected as our Vice President, Chief Financial Officer in 2007. He served as our Treasurer (2005 - 2016) and Vice President - Business Development (2003 - 2005).

MASCO 2017	PART V – EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of our common stock as of December 31, 2016 by (i) each of our directors and director nominees, (ii) each executive officer included in the 2016 Summary Compensation Table, (iii) all of our directors and current executive officers as a group (17 individuals), and (iv) all persons whom we know to be beneficial owners of five percent or more of our common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

Name	Shares of Common Stock Beneficially Owned (a)	Percentage of Voting Power Beneficially Owned
Mark R. Alexander	12,601	*
Keith J. Allman	551,476	*
Kenneth G. Cole	135,605	*
Christopher K. Kastner	59,565	*
J. Michael Losh	84,590	*
Richard A. Manoogian	1,683,136	*
Christopher A. O’Herlihy	20,726	*
Richard A. O’Reagan	107,110	*
Donald R. Parfet	28,449	*
Lisa A. Payne	80,455	*
John C. Plant	19,534	*
John G. Sznewajs	954,193	*
Reginald M. Turner	9,889	*
Mary Ann Van Lokeren	81,246	*
All directors and current executive officers of Masco as a group	4,201,312	1.3%
Blackrock, Inc. 55 East 52nd Street, New York, NY 10055	28,626,858	8.7%
FMR LLC 245 Summer Street, Boston, MA 02110	18,859,880	5.7%
JPMorgan Chase & Co. 270 Park Ave., New York, NY 10017	16,889,237	5.1%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	32,824,489	9.9%
*	Less than one percent

Shares of Common Stock Beneficially Owned (column a): The amounts reported in this column include:

•	For Mr. Manoogian, an aggregate of 100,000 shares owned by charitable foundations for which he serves as a director or officer. The directors and officers of the foundations share voting and investment power with respect to shares owned by the foundations, but Mr. Manoogian disclaims beneficial ownership of such shares. Excluding unvested restricted stock shares and shares that he has a right to acquire, substantially all of the shares beneficially owned by Mr. Manoogian (other than unvested restricted stock and shares he has a right to acquire) have been pledged.

•	For Ms. Payne, 875 shares held in a revocable living trust.

•	For Ms. Van Lokeren, 2,000 shares held in a revocable living trust and 700 shares held in an IRA.

•	Based on a Schedule 13G filed with the SEC on January 24, 2017, on December 31, 2016 Blackrock, Inc. (through certain of its subsidiaries) beneficially owned 28,626,858 shares of our common stock, with sole voting power over 24,211,875 shares and sole dispositive power over all the shares.

PART V – EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP	MASCO 2017

•	Based on a Schedule 13G filed with the SEC on February 13, 2017, on December 31, 2016 FMR LLC (through certain of its subsidiaries) beneficially owned 18,859,880 shares of our common stock, with sole voting power over 1,728,926 shares and sole dispositive power over all the shares.

•	Based on a Schedule 13G filed with the SEC on January 27, 2017, on December 31, 2016 JPMorgan Chase & Co. (and certain of its subsidiaries) beneficially owned 16,889,237 shares of our common stock, with sole voting power over 14,243,036 shares and sole dispositive power over 16,611,879 shares.

•	Based on a Schedule 13G filed with the SEC on February 9, 2017, on December 31, 2016 The Vanguard Group (and certain of its subsidiaries) beneficially owned 32,824,489 shares of our common stock, with sole voting power over 523,766 shares and sole dispositive power over 32,245,371 shares.

•	Shares of unvested restricted stock and shares that may be acquired on or before March 1, 2017 upon exercise of stock options, as reflected in the table below. Holders have sole voting, but no investment power, over unvested restricted shares and have neither voting nor investment power over unexercised stock option shares.

Name	Unvested Restricted Stock Awards	Shares that may be acquired on or before March 1, 2017 upon exercise of stock options
Mark R. Alexander	9,768	—
Keith J. Allman	187,741	262,337
Kenneth G. Cole	40,369	63,260
Christopher K. Kastner	34,906	24,659
J. Michael Losh	11,099	27,351
Richard A. Manoogian	11,099	1,064,425
Christopher A. O’Herlihy	10,429	—
Richard A. O’Reagan	61,725	27,616
Donald R. Parfet	9,665	—
Lisa A. Payne	11,099	27,351
John C. Plant	11,099	—
John G. Sznewajs	98,229	737,988
Reginald M. Turner	7,959	—
Mary Ann Van Lokeren	11,099	20,057
All directors and current executive officers of Masco as a group	616,566	2,461,562

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of our common stock, to:

•	file reports of their ownership of our common stock and changes in their ownership with the SEC and the New York Stock Exchange; and

•	furnish us with copies of these reports.

Based solely on our review of copies of the reports we received, or written representations from our executive officers and directors that they were not required to file Form 5 ownership reports, we believe that each person who was a director, officer or beneficial owner of more than ten percent of our common stock at any time during 2016 timely met all applicable filing requirements during the year, except that in connection with four trades made by Mr. John Plant in 2015 and 2016, four Form 4 reports were filed late. These trades were reported in one Form 4 report filed on May 2, 2016.

MASCO 2017	PART VI – GENERAL INFORMATION

2017 Annual Meeting of Stockholders

QUESTIONS AND ANSWERS

The Board of Directors of Masco Corporation is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at our corporate office at 21001 Van Born Road, Taylor, Michigan 48180, on Friday, May 12, 2017 at 9:30 A.M. Eastern Time, and at any adjournment or postponement of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or otherwise made available to stockholders on or about March 31, 2017. We are concurrently mailing to stockholders a copy of our 2016 Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2016.

Who is entitled to vote at the Annual Meeting?

Our Board established the close of business on March 17, 2017 as the record date to determine the stockholders entitled to receive a notice of, and to vote at, our Annual Meeting or an adjournment or postponement of the meeting. On the record date, there were 319,946,383 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

•	FOR each Class II Director nominee;

•	FOR the approval of the compensation paid to our named executive officers;

•	The selection of “1 YEAR” as the frequency with which stockholders will vote on executive compensation; and

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors for 2017.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our registrar and transfer agent, Computershare, you are the “record holder” of those shares. If you are a record holder, we have provided these proxy materials directly to you.

If your shares are held in a stock brokerage account, or with a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank or broker. As the beneficial owner, you have the right to instruct that organization on how to vote your shares.

What is a broker non-vote?

If your shares are held in “street name” through a bank, broker or other nominee, you must provide voting instructions to that organization. If you do not provide voting instructions, the organization may vote in its discretion on routine proposals, but not on non-routine proposals, which is called a “broker non-vote.” Only Proposal 4, Ratification of Selection of Independent Auditors, is a routine proposal.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are not treated as votes cast with respect to any of the proposals on the agenda, so they will not have an effect on the outcome of the proposals.

PART VI – GENERAL INFORMATION	MASCO 2017

What constitutes a quorum?

To conduct business at our Annual Meeting, we must have a quorum of stockholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum.

How can I submit my vote?

There are four methods you can use to vote: by internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on May 11, 2017.

Method	Record Holder	Beneficial Owner
Internet	Have your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.
Telephone	Have your proxy card available and call (800) 690-6903 from a touchtone telephone anywhere (toll free only in the United States).	If your bank or broker makes this method available, the instructions will be included with the proxy materials.
Mail Your Proxy Card	Mark, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign and promptly mail the voting instruction form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.
In Person	You may vote by ballot in person at the Annual Meeting.	Obtain proof of stock ownership as of the record date and a valid legal proxy from the organization that holds your shares and attend the Annual Meeting.

How many votes are needed for each proposal to pass?

All of the matters to be considered at our Annual Meeting require the approval of a majority of the votes that are actually cast.

Our Bylaws provide that, in uncontested elections, directors are elected if the majority of votes cast FOR each nominee exceed the votes cast AGAINST such nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director nominee will provide to us an irrevocable resignation if the majority of the votes cast are against him or her. The resignation will be effective within 90 days after the election results are certified, if the Board (excluding nominees who did not receive a majority of votes for their election) accepts the resignation, which it will do in the absence of a compelling reason otherwise.

If you are the stockholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Is my proxy revocable?

You may revoke your proxy before it is exercised by voting in person at the Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of Kenneth G. Cole, Secretary, at 21001 Van Born Road, Taylor, MI 48180 before your proxy is voted. Unless you revoke your proxy in person at the meeting, your revocation must be received by 11:59 P.M. Eastern Time on May 11, 2017.

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have

MASCO 2017	PART VI – GENERAL INFORMATION

retained Morrow Sodali LLC West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee of $12,000, plus expenses. If you have questions about voting your shares, you may call Morrow Sodali LLC, at (877) 787-9239 (for individual stockholders) or (203) 658-9400 (for banks and brokerage firms). We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Allman and Cole, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate, Messrs. Allman and Cole may vote your shares for another candidate (or candidates) who may be nominated by the Board, or the Board may reduce its size.

What is “householding” and how does it affect me?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs.

We have been notified that certain intermediaries will use householding for our proxy materials and our 2016 Annual Report. Therefore, only one proxy statement and 2016 Annual Report may have been delivered to your address if multiple stockholders share that address. Stockholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly send a separate copy of the proxy statement for the Annual Meeting or 2016 Annual Report if you send your request to webmaster@mascohq.com, call our Investor Relations Department at (313) 274-7400, or if you write to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180.

Our Website

We maintain a website at www.masco.com. The information on our website is not a part of this proxy statement, and it is not incorporated into any other filings we make with the SEC.

PART VI – GENERAL INFORMATION	MASCO 2017

2018 Annual Meeting of Stockholders

If you wish to submit a proposal to be considered at the 2018 Annual Meeting, you must comply with the following procedures. Any communication to be made to our Secretary as described below should be sent to: Kenneth G. Cole, Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180. We are relocating our corporate offices, and beginning on July 1, 2017, please send communications to P.O. Box 510987, Livonia, MI 48151.

PROXY STATEMENT PROPOSAL

If you intend to present proposals to be included in our proxy statement for our 2018 Annual Meeting, you must give written notice of your intent to our Secretary on or before December 1, 2017 (120 calendar days prior to the anniversary of our mailing this proxy statement). The proposals must comply with SEC regulations under Rule 14a-8 for including stockholder proposals in a company’s materials.

MATTER FOR ANNUAL MEETING AGENDA

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than January 12, 2018 and no later than February 11, 2018. For each matter you intend to bring before the meeting, your notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the language of the proposed amendment); the reasons for conducting the business at the meeting and any material interest you may have in such business; your name and address as it appears in our records; the number of shares of our common stock you own; a representation that you are a holder of record of shares of our stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to propose such business; and a representation as to whether you are part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding common stock required to approve or adopt such proposal, or if you intend to otherwise solicit proxies from stockholders in support of your proposal.

DIRECTOR CANDIDATE NOMINATION

If you wish to nominate director candidates for election to the Board at the 2018 Annual Meeting, you must submit the following information required by our Certificate of Incorporation to our Secretary no earlier than January 12, 2018 and no later than February 11, 2018: your name and address and the name and address of the person(s) to be nominated; a representation that you are a holder of record of shares of our common stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; a description of all arrangements or understandings between you and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is or are to be made by you; other information regarding each nominee you are proposing, as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board of Directors; and the written consent of each nominee to serve as our director if elected. In addition, our Bylaws require that the notice of intent to make a nomination shall be accompanied by a statement whether each nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon the Board of Directors’ acceptance of such resignation. Our Bylaws also state that a stockholder seeking to make a nomination before an annual meeting shall promptly provide to us any other information we reasonably request.

MASCO 2017	PART VI – GENERAL INFORMATION

Other Matters

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

By Order of the Board of Directors,

Kenneth G. Cole
Vice President, General Counsel and Secretary

Taylor, Michigan
March 31, 2017

MASCO CORPORATION

21001 VAN BORN ROAD

TAYLOR, MI 48180

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, May 11, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs we incur in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, May 11, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21967-P88113	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  MASCO CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain

	1a. Keith J. Allman		☐	☐	☐

	1b. J. Michael Losh		☐	☐	☐

	1c. Christopher A. O’Herlihy		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

2.	To approve, by non-binding advisory vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in the Proxy Statement.		☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	To recommend, by non-binding advisory vote, the frequency of the non-binding advisory votes on the Company’s executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for 2017.	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters that may come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E21968-P88113

MASCO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2017

The undersigned stockholder(s) hereby appoint(s) Keith J. Allman and Kenneth G. Cole, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of MASCO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 A.M. Eastern Time on Friday, May 12, 2017, at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, and any adjournment or postponement thereof, and to vote in his discretion on any other matters that may come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, AND FOR “1 YEAR” AS THE FREQUENCY ON PROPOSAL 3.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 12, 2017, the Proxy Statement for the Annual Meeting and the Annual Report to Shareholders, prior to the signing of this proxy.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side